Exhibit 99.1

Assured Guaranty Municipal Corp.

Consolidated Financial Statements

December 31, 2019 and 2018

ASSURED GUARANTY MUNICIPAL CORP.

Report of Independent Auditors
To the Board of Directors of Assured Guaranty Municipal Corp.

We have audited the accompanying consolidated financial statements of Assured Guaranty Municipal Corp. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, of comprehensive income (loss), of shareholder’s equity and of cash flows for the years then ended.
Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Municipal Corp. and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 19, 2020

Assured Guaranty Municipal Corp.
Consolidated Balance Sheets
(dollars in millions except par value and share amounts)

	As of December 31, 2019	As of December 31, 2018

Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $4,537 and $5,310)	$4,752	$5,342
Short-term investments, at fair value	736	319
Surplus note from affiliate	300	300
Other invested assets (includes $4 and $5 measured at fair value)	173	31
Total investment portfolio	5,961	5,992
Loans receivable from affiliate	163	—
Cash	87	53
Premiums receivable	1,019	698
Ceded unearned premium reserve	619	714
Reinsurance recoverable on unpaid losses	200	179
Salvage and subrogation recoverable	488	311
Financial guaranty variable interest entities’ assets, at fair value	392	467
Other assets (includes $26 and $38 measured at fair value)	202	234
Total assets	$9,131	$8,648
Liabilities and shareholder's equity
Unearned premium reserve	$2,891	$2,634
Loss and loss adjustment expense reserve	631	770
Reinsurance balances payable, net	257	196
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	321	409
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	100	101
Other liabilities (includes $3 and $26 measured at fair value)	298	324
Total liabilities	4,498	4,434
Commitments and contingencies (see Note 13)
Preferred stock ($1,000 par value, 5,000.1 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($92,025 par value, 163 shares authorized, issued and outstanding)	15	15
Additional paid-in capital	702	702
Retained earnings	3,415	3,308
Accumulated other comprehensive income (loss), net of tax provision (benefit) of $28 and $2	118	(37)
Total shareholder's equity attributable to Assured Guaranty Municipal Corp.	4,250	3,988
Noncontrolling interests	383	226
Total shareholder's equity	4,633	4,214
Total liabilities and shareholder's equity	$9,131	$8,648

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Operations
(in millions)

	Year Ended December 31,
	2019	2018
Revenues
Net earned premiums	$259	$291
Net investment income	191	204
Net realized investment gains (losses):
Other-than-temporary impairment losses	(28)	(29)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	6	6
Net impairment loss	(34)	(35)
Other net realized investment gains (losses)	39	11
Net realized investment gains (losses)	5	(24)
Fair value gains (losses) on financial guaranty variable interest entities	32	10
Foreign exchange gain (loss) on remeasurement	21	(32)
Other income (loss)	12	(1)
Total revenues	520	448
Expenses
Loss and loss adjustment expenses	(17)	25
Employee compensation and benefit expenses	83	80
Other expenses	46	43
Total expenses	112	148
Income (loss) before income taxes and equity in net earnings of investees	408	300
Equity in net earnings of investees	2	3
Income (loss) before income taxes	410	303
Provision (benefit) for income taxes
Current	38	36
Deferred	27	(10)
Total provision (benefit) for income taxes	65	26
Net income (loss)	345	277
Less: Noncontrolling interests	18	24
Net income (loss) attributable to Assured Guaranty Municipal Corp.	$327	$253

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Comprehensive Income (Loss)
(in millions)

	Year Ended December 31,
	2019	2018
Net income (loss)	$345	$277
Change in net unrealized gains (losses) on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $25 and $(23)	150	(126)
Investments with other-than-temporary impairment, net of tax provision (benefit) of $1 and $1	7	3
Change in net unrealized gains (losses) on investments	157	(123)
Change in net unrealized gains (losses) on financial guaranty variable interest entities' liabilities with recourse, net of tax	3	—
Change in cumulative translation adjustment, net of tax provision (benefit) of $- and $(1)	—	(9)
Other comprehensive income (loss)	160	(132)
Comprehensive income (loss)	505	145
Less: Comprehensive income (loss) attributable to noncontrolling interests	23	20
Comprehensive income (loss) attributable to Assured Guaranty Municipal Corp.	$482	$125

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Shareholder’s Equity
Years Ended December 31, 2019 and 2018
(dollars in millions, except share data)

	Assured Guaranty Municipal Corp. Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at December 31, 2017	163	$15	$702	$3,199	$118	$4,034	$216	$4,250
Net income	—	—	—	253	—	253	24	277
Dividends	—	—	—	(171)	—	(171)	(11)	(182)
Other comprehensive loss	—	—	—	—	(128)	(128)	(4)	(132)
Capital contribution	—	—	—	—	—	—	1	1
Effect of adoption of ASU 2016-01 (see Note 15)	—	—	—	27	(27)	—	—	—
Balance at December 31, 2018	163	15	702	3,308	(37)	3,988	226	4,214
Net income	—	—	—	327	—	327	18	345
Dividends	—	—	—	(220)	—	(220)	(31)	(251)
Other comprehensive income	—	—	—	—	155	155	5	160
Capital contribution	—	—	—	—	—	—	175	175
Return of capital	—	—	—	—	—	—	(10)	(10)
Balance at December 31, 2019	163	15	702	3,415	118	4,250	383	4,633

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,
	2019	2018
Operating Activities:
Net Income	$345	$277
Adjustments to reconcile net income to net cash flows provided by operating activities:
Provision (benefit) for deferred income taxes	27	(10)
Net realized investment losses (gains)	(5)	24
Change in premiums receivable, net of premiums payable	(304)	20
Change in ceded unearned premium reserve	95	41
Change in unearned premium reserve	257	(110)
Change in loss and loss adjustment expense reserve and salvage and subrogation, net	(431)	(116)
Change in deferred ceding commissions	(32)	5
Change in current income tax	(19)	(90)
Change in financial guaranty variable interest entities' assets and liabilities, net	(18)	(3)
Change in credit derivative assets and liabilities, net	(23)	(23)
Other	20	11
Net cash flows provided by (used in) operating activities	(88)	26
Investing activities
Fixed-maturity securities:
Purchases	(449)	(1,021)
Sales	976	487
Maturities and paydowns	390	666
Short-term investments with original maturities of over three months:
Purchases	(219)	(203)
Sales	2	1
Maturities and paydowns	292	205
Net sales (purchases) of short-term investments with original maturities of less than three months	(491)	44
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	72	92
Net proceeds from sales of financial guaranty variable interest entities’ assets	51	—
Loans made to affiliate	(163)	—
Purchases of other invested assets	(88)	(5)
Proceeds from sales of other invested assets	36	2
Investment in funds managed by Assured Investment Management	(99)	—
Proceeds from return of capital from funds managed by Assured Investment Management	20	—
Other	(8)	—
Net cash flows provided by (used in) investing activities	322	268

(continued)
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Cash Flows - (Continued)
(in millions)

	Year Ended December 31,
	2019	2018
Financing activities
Dividends paid to Assured Guaranty Municipal Holdings Inc.	$(220)	$(171)
Dividends paid to Assured Guaranty Corp. (see Note 11)	(31)	(11)
Return of capital to Assured Guaranty Corp. (see Note 11)	(10)	—
Capital contribution from Assured Guaranty Corp. (see Note 1)	175	1
Repayment of notes payable	(1)	(1)
Net paydowns of financial guaranty variable interest entities' liabilities	(116)	(92)
Net cash flows provided by (used in) financing activities	(203)	(274)
Effect of foreign exchange rate changes	3	(3)
Increase (decrease) in cash	34	17
Cash at beginning of period	53	36
Cash at end of period	$87	$53

Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$57	$130

Supplemental disclosure of non-cash investing:
Purchases of fixed-maturity investments	$(182)	$—
Sales of fixed-maturity investments	44	—

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018

1.    Business and Basis of Presentation

Business

Assured Guaranty Municipal Corp. (AGM, or together with its subsidiaries, the Company), a New York domiciled insurance company, is a wholly owned subsidiary of Assured Guaranty Municipal Holdings Inc. (AGMH). AGMH is an indirect, wholly owned subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets, as well as asset management services.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (debt service), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. Obligations insured by the Company include bonds issued by U.S. state or municipal governmental authorities and notes issued to finance international infrastructure projects. AGM had previously offered insurance and reinsurance in the global structured finance market, but has not done so since mid-2008. AGM and its indirect subsidiary Municipal Assurance Corp. (MAC) each markets its financial guaranty insurance directly to issuers and underwriters of, and investors in, public finance securities. In addition, AGM's direct subsidiaries, Assured Guaranty (Europe) plc (AGE UK) and, most recently, Assured Guaranty (Europe) SA (AGE SA), provide financial guaranties for the international public finance (including infrastructure) market and the asset-backed and other structured finance market. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Western Europe, Canada and Australia.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management's opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated variable interest entities (VIEs) are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The presentation of equity in net earnings of investees was changed in 2019 to reflect amounts previously reported in net investment income and other income to a separate line item on the consolidated statements of operations. Certain prior year balances have been reclassified to conform to the current year's presentation.

The consolidated financial statements include the accounts of AGM, its direct and indirect subsidiaries, and its consolidated financial guaranty variable interest entities (FG VIEs). Intercompany accounts and transactions between and among all consolidated entities have been eliminated.

AGM owns:

•	100% of AGE UK, which was organized in the U.K.,

•	99.997% of Assured Guaranty (Europe) SA (AGE SA), which was organized in France. AGMH owns the remaining 0.003%,

•
60.7% of Municipal Assurance Holdings Inc. (MAC Holdings), which was incorporated in Delaware. AGM's affiliate, Assured Guaranty Corp. (AGC), owns the remaining 39.3% of MAC Holdings. MAC Holdings owns 100% of MAC, which is domiciled in New York.

•	55% of AG Asset Strategies (AGAS) directly. MAC owns 10% of AGAS, and AGC owns 35% directly.

AGE SA, a French incorporated company that has been authorized by the French insurance and banking supervisory authority, the Autorité de Contrôle Prudentiel et de Résolution, to conduct financial guarantee business, was established in mid-2019 to address the impact of the withdrawal of the U.K. from the EU. AGE UK intends to transfer certain existing financial guarantees in its portfolio to AGE SA. Upon such transfer, these will become the financial guarantees of AGE SA. Through AGE SA, Assured Guaranty intends to continue to write new business in the EU. AGE UK will remain the Assured Guaranty platform that writes new business in the U.K. and certain other non-EU countries.

On November 7, 2018, the Company combined the operations of its European subsidiaries: AGE UK, Assured Guaranty (UK) plc (AGUK), Assured Guaranty (London) plc (AGLN) and CIFG Europe S.A. (CIFGE) (the Combination). Under the Combination, AGUK, AGLN, and CIFGE transferred their insurance portfolios to and merged with and into AGE UK.

Assured Guaranty's Acquisition of BlueMountain

On October 1, 2019, Assured Guaranty US Holdings Inc. (AGUS), the indirect parent company of AGM, completed the acquisition of all of the outstanding equity interests in BlueMountain Capital Management, LLC (BlueMountain) and its associated entities, for a purchase price of $157 million (BlueMountain Acquisition). As of the date of acquisition, BlueMountain managed assets across collateralized loan obligations (CLOs) and long-duration opportunity funds that build on its corporate credit, asset-backed finance and healthcare experience, as well as certain funds now subject to orderly wind-down. In addition, AGUS contributed $60 million of cash to BlueMountain at closing and contributed an additional $30 million in cash in February 2020. To fund the BlueMountain Acquisition and the related capital contributions, AGM, AGC and MAC made 10 year, 3.5% interest rate inter-company loans to AGUS totaling $250 million, of which AGM's, AGC's and MAC's loans were for $145 million, $87.5 million and $17.5 million, respectively.

In connection with the BlueMountain Acquisition, and expansion into the asset management business, Assured Guaranty established the Assured Investment Management platform. Assured Guaranty intends to invest $500 million in Assured Investment Management funds plus additional amounts in other accounts managed in the Assured Investment Management platform. In furtherance thereof, AGM, AGC and MAC, together, formed a new subsidiary, AG Asset Strategies LLC (AGAS), which was capitalized with $500 million of cash on October 18, 2019, of which $275 million, $175 million and $50 million was contributed by AGM, AGC and MAC, respectively, in proportion to their ownership of 55%, 35% and 10%. See Note 8, Investments and Cash for details of AGAS's investments into Assured Investment Management funds.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to transactions in foreign denominations in those subsidiaries where the functional currency is the U.S. dollar are reported in the consolidated statement of operations. Prior to the combination of its four European subsidiaries, two of those subsidiaries had a functional currency other than the U.S. dollar. Gains and losses relating to translating foreign functional currency financial statements for U.S. GAAP reporting were recorded in other comprehensive income (loss) (OCI).

AGM participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually, in accordance with the Amended and Restated Service Agreement (the Group Service Agreement). See Note 12, Related Party Transactions for additional information.

Other accounting policies are included in the following notes.

Accounting Policies

Expected loss to be paid (insurance, credit derivatives and FG VIE contracts)	Note 4
Contracts accounted for as insurance (premium revenue recognition, loss and loss adjustment expense and policy acquisition cost)	Note 5 and 6
Fair value measurement	Note 7
Investments and cash	Note 8
Variable interest entities (at fair value)	Note 9
Income taxes	Note 10
Share repurchases	Note 11
Leases	Note 13
Commitments and contingencies	Note 13

Adopted Accounting Standards

Leases

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). The Company adopted Topic 842 on January 1, 2019 using the optional transition method that allows the Company to initially apply the new requirements at the effective date, with no revision to prior periods. See Note 13, Commitments and Contingencies, for additional information.

Premium Amortization on Purchased Callable Debt Securities

In March 2017, the FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Topic 310-20) - Premium Amortization on Purchased Callable Debt Securities. This ASU shortened the amortization period for the premium on certain purchased callable debt securities to the earliest call date. This ASU was adopted on January 1, 2019, with no effect on the Company's consolidated financial statements.

Future Application of Accounting Standards

Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The ASU provides a new current expected credit loss model to account for credit losses on certain financial assets (e.g., reinsurance recoverables, premium receivables and held-to-maturity debt securities) and off-balance sheet exposures (e.g., loan commitments). That model requires an entity to estimate lifetime credit losses related to certain financial assets, based on relevant historical information, adjusted for current conditions and reasonable and supportable forecasts that could affect the collectability of the reported amount. The ASU also makes targeted amendments to the current impairment model for available-for-sale debt securities, which includes requiring the recognition of an allowance rather than a direct write-down of the investment, which may be reversed in the event that the credit of an issuer improves. In addition, the ASU eliminates the existing guidance for purchased credit impaired assets and introduces a new model for purchased financial assets with credit deterioration, such as certain of the Company's loss mitigation securities which requires the recognition of an initial allowance for credit losses. Under the new guidance, the amortized cost will be the purchase price plus the allowance at the acquisition date.

    The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For reinsurance recoverables, premiums receivable and debt instruments such as loans and held to maturity securities, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted. The changes to the impairment model for available-for-sale securities are to be applied using a modified retrospective approach, and purchased financial assets with credit deterioration are to be applied prospectively. The Company is adopting this ASU, including certain amendments, effective January 1, 2020. ASU 2016-13 will not have a material effect on shareholder's equity at the date of adoption.

Targeted Improvements to the Accounting for Long-Duration Contracts

In August 2018, the FASB issued ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. This ASU does not affect the Company’s financial guaranty insurance contracts, and will have no effect on the Company's consolidated financial statements.

Simplification of the Accounting for Income Taxes

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions and clarifying certain requirements regarding franchise taxes, goodwill, consolidated tax expenses and annual effective tax rate calculations. The ASU is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The Company is currently assessing the impact of this ASU on its consolidated financial statements.

2.    Ratings

The financial strength ratings (or similar ratings) for AGM and its insurance company subsidiaries, along with the date of the most recent rating action (or confirmation) by the rating agency, are shown in the table below. Ratings are subject to continuous rating agency review and revision or withdrawal at any time. In addition, AGM periodically assesses the value of each rating assigned to it and each of its insurance company subsidiaries, and as a result of such assessment may request that a rating agency add or drop a rating from it or certain of its companies.

	S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC	Kroll Bond Rating Agency	Moody’s Investors Service Inc.
AGM	AA (stable) (11/7/19)	AA+ (stable) (12/19/19)	A2 (stable) (8/13/19)
MAC	AA (stable) (11/7/19)	AA+ (stable) (3/4/20)	—
AGE UK	AA (stable) (11/7/19)	AA+ (stable) (12/19/19)	A2 (stable) (8/13/19)
AGE SA	AA (stable) (1/29/20)	AA+ (stable) (1/21/20)	—

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings (or similar ratings) of AGM or its insurance subsidiaries in the future or cease to rate one or more of AGM and AGM's insurance subsidiaries, either voluntarily or at the request of AGM or that subsidiary.

For a discussion of the effects of rating actions on the Company, see Note 5, Contracts Accounted for as Insurance, and Note 6, Reinsurance.

3.    Outstanding Exposure

The Company primarily sells credit protection contracts in financial guaranty insurance form. Until 2008, the Company also sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). The Company has not entered into any new CDS in order to sell credit protection in the U.S. since then. In early 2009, regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements subsequently adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2008. The Company has, however, acquired portfolios both before and after 2008 that include financial guaranty contracts in credit derivative form.

The Company's contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for its financial guaranty insurance contracts. See Note 7, Fair Value Measurement, Contracts Accounted for as Credit Derivatives, for more information.

The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although on occasion it may underwrite new issuances that it views as below-investment-grade (BIG), typically as part of its loss mitigation strategy for existing troubled exposures. The Company also seeks to acquire portfolios of insurance from financial guarantors that are no longer writing new business by acquiring such companies, providing reinsurance on a portfolio of insurance or reassuming a portfolio of reinsurance it had previously ceded; in such instances, it evaluates the risk characteristics of the target portfolio, which may include some BIG exposures, as a whole in the context of the proposed transaction. The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, typically requires subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

The Company has issued financial guaranty insurance policies on public finance obligations and, prior to mid-2008, structured finance obligations. Public finance obligations insured by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 9, Variable Interest Entities. Unless otherwise specified, the outstanding par and debt service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated. While AGM has ceased insuring new originations of asset-backed securities, a significant portfolio of such obligations remains outstanding. AGM's wholly owned subsidiaries AGE UK and AGE SA provide financial guarantees in the international public finance market and intends to provide such guarantees in the international structured finance market. AGM has acquired portfolios since 2009 that include financial guaranties of structured finance obligations.

Second-to-pay insured par outstanding represents transactions the Company has insured that are already insured by another financial guaranty insurer and where the Company's obligation to pay under its insurance of such transactions arises only if both the obligor on the underlying insured obligation and the primary financial guaranty insurer default. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary financial guaranty insurer and internally rates the transaction the higher of the rating of the underlying obligation and the rating of the primary financial guarantor. The second-to-pay insured par outstanding as of December 31, 2019 and 2018 was $2.8 billion and $2.6 billion, respectively. The par on second-to-pay exposure where the ratings of the primary financial guaranty insurer and underlying insured transaction are BIG was $16 million and $19 million as of December 31, 2019 and December 31, 2018, respectively.

Debt service and par outstanding exposures presented in these financial statements include 100% of the exposures of AGM and its consolidated subsidiaries, despite the fact that AGM indirectly owns only 60.7% of MAC.

Significant Risk Management Activities

The Portfolio Risk Management Committee of the Company's indirect parent, AGL, which includes members of senior management and senior risk and surveillance officers, establishes Assured Guaranty-wide credit policy for Assured Guaranty's direct and assumed business. It implements specific underwriting procedures and limits for Assured Guaranty and allocates underwriting capacity among AGL's subsidiaries, including the Company. The Portfolio Risk Management Committee is responsible for enterprise risk management for Assured Guaranty and focuses on measuring and managing credit, market and liquidity risk for Assured Guaranty. All transactions in new asset classes or new jurisdictions must be approved by this committee. The Company's risk management committee conducts an in-depth review of the Company's insured portfolio, focusing on varying portions of the portfolio at each meeting. It reviews and may revise internal ratings assigned to the insured transactions and review sector reports, monthly product line surveillance reports and compliance reports.

All transactions in the insured portfolio are assigned internal credit ratings by the relevant underwriting committee at inception, which credit ratings are updated by the relevant risk management committee based on changes in transaction credit quality. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality, and recommends such remedial actions as may be necessary or appropriate. The Company also develops strategies to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage the Company's litigation proceedings.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter although the Company may also review a rating in response to developments impacting the credit when a ratings review is not scheduled. The Company uses the ceding company's credit rating for exposures it assumes from its affiliates, since their surveillance and rating processes are consistent with its own processes.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 4, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent yield to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will in the future pay claims on that transaction that will not be fully reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Components of Outstanding Exposure

The Company measures its financial guaranty exposure in terms of (a) gross and net par outstanding and (b) gross and net debt service.

The Company typically guarantees the payment of principal and interest when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any third-party reinsurance. The Company includes in its par outstanding calculation the impact of any consumer price index inflator to the reporting date as well as, in the case of accreting (zero-coupon) obligations, accretion to the reporting date.

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities from par and debt service outstanding, which amounts are included in the investment portfolio, because the Company manages such securities as investments and not insurance exposure. As of December 31, 2019 and December 31, 2018, the Company excluded $573 million and $660 million, respectively, of net par attributable to loss mitigation securities.

Gross debt service outstanding represents the sum of all estimated future principal and interest payments on the obligations insured, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any third-party reinsurance. Future debt service payments include the impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date.

The Company calculates its debt service outstanding as follows:

•
for insured obligations that are not supported by homogeneous pools of assets (which category includes most of the Company's public finance transactions), as the total estimated contractual future principal and interest due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity;

•
for insured obligations that are supported by homogeneous pools of assets that are contractually permitted to prepay principal (which category includes, for example, residential mortgage-backed securities (RMBS) and CLOs), as total estimated expected future principal and interest due on insured obligations through their respective expected terms, which includes the Company's expectations as to whether the obligations may be called and, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, when the Company expects principal payments to be made prior to contractual maturity.

The calculation of debt service requires the use of estimates, which the Company updates periodically, including estimates for the expected remaining term of insured obligations supported by homogeneous pools of assets, updated interest rates for floating and variable rate insured obligations, behavior of consumer price indices for obligations with consumer price index inflators, foreign exchange rates and other assumptions based on the characteristics of each insured obligation. The anticipated sunset of London Interbank Offered Rate (LIBOR) at the end of 2021 has introduced another variable into the Company's calculation of future debt service. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations, consumer price index behavior differing from that projected, changes in foreign exchange rates on non-U.S. denominated insured obligations and other factors.

Financial Guaranty Portfolio
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	As of December 31, 2019	As of December 31, 2018	As of December 31, 2019	As of December 31, 2018
	(in millions)
Public finance	$321,268	$308,550	$239,869	$220,627
Structured finance	4,866	6,014	4,564	5,621
Total financial guaranty (1)	$326,134	$314,564	$244,433	$226,248
_____________________

(1)
Includes 100% of MAC's gross and net debt service outstanding. However, AGM's indirect ownership of MAC is only 60.7%. The net debt service outstanding amount includes $28.7 billion and $39.7 billion as of both December 31, 2019 and 2018, respectively, from MAC.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2019

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$272	0.2%	$935	2.5%	$570	17.6%	$100	29.1%	$1,877	1.2%
AA	12,420	11.1%	4,426	12.0%	1,238	38.2%	23	6.7%	18,107	11.9
A	61,845	55.1%	12,890	34.9%	100	3.1%	50	14.5%	74,885	49.0
BBB	34,972	31.2%	18,000	48.8%	315	9.7%	131	38.1%	53,418	35.0
BIG	2,656	2.4%	671	1.8%	1,019	31.4%	40	11.6%	4,386	2.9
Total net par outstanding (1)	$112,165	100.0%	$36,922	100.0%	$3,242	100.0%	$344	100.0%	$152,673	100.0%
_____________________

(1)	Includes $19.9 billion of net par outstanding as of December 31, 2019 from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2018

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$329	0.3%	$846	2.7%	$637	17.0%	$123	24.2%	$1,935	1.4%
AA	13,344	12.0	1,433	4.7	1,371	36.4	24	4.7	16,172	11.0
A	64,380	57.6	10,610	34.5	49	1.3	59	11.6	75,098	51.2
BBB	30,432	27.3	17,111	55.5	201	5.4	217	42.6	47,961	32.7
BIG	3,090	2.8	797	2.6	1,498	39.9	86	16.9	5,471	3.7
Total net par outstanding (1)	$111,575	100.0%	$30,797	100.0%	$3,756	100.0%	$509	100.0%	$146,637	100.0%
_____________________

(1)	Includes $28.1 billion of net par outstanding as of December 31, 2018 from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio
by Sector

	Gross Par Outstanding		Net Par Outstanding
Sector (1)	As of December 31, 2019	As of December 31, 2018	As of December 31, 2019	As of December 31, 2018
	(in millions)
Public finance:
U.S.:
General obligation	$69,539	$71,910	$49,027	$50,927
Tax backed	33,800	35,490	24,019	24,374
Municipal utilities	23,710	25,034	17,588	17,915
Transportation	12,965	12,082	9,966	8,541
Healthcare	6,378	5,183	5,030	3,421
Higher education	5,290	5,568	3,564	3,764
Infrastructure finance	2,014	1,997	1,564	1,232
Housing revenue	1,184	1,282	971	904
Renewable energy	28	28	17	17
Other public finance	604	724	419	480
Total public finance-U.S.	155,512	159,298	112,165	111,575
Non-U.S.:
Infrastructure finance	16,427	15,975	13,520	13,129
Regulated utilities	16,672	15,565	12,485	11,408
Sovereign and sub-sovereign	11,516	6,331	9,940	5,425
Renewable energy	1,227	1,014	977	835
Total public finance-non-U.S.	45,842	38,885	36,922	30,797
Total public finance	201,354	198,183	149,087	142,372
Structured finance:
U.S.:
RMBS	2,205	2,636	2,086	2,488
Financial products	1,019	1,094	1,019	1,094
Other structured finance	188	261	137	174
Total structured finance-U.S.	3,412	3,991	3,242	3,756
Non-U.S.:
RMBS	284	436	201	342
Other structured finance	152	182	143	167
Total structured finance- non-U.S.	436	618	344	509
Total structured finance	3,848	4,609	3,586	4,265
Total par outstanding	$205,202	$202,792	$152,673	$146,637
_____________________
(1)    Prior period has been presented on a basis consistent with current period sector classifications.

In addition to amounts shown in the table above, the Company had outstanding commitments to provide guaranties of $301 million of gross par for public finance as of December 31, 2019. These commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding
As of December 31, 2019

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$36,249	$1,428	$37,677
5 to 10 years	32,044	854	32,898
10 to 15 years	28,383	886	29,269
15 to 20 years	20,882	413	21,295
20 years and above	31,529	5	31,534
Total net par outstanding	$149,087	$3,586	$152,673

Components of BIG Net Par Outstanding
As of December 31, 2019

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG (1)	Outstanding
	(in millions)
Public finance:
U.S. public finance	$931	$43	$1,682	$2,656	$112,165
Non-U.S. public finance	636	—	35	671	36,922
Public finance	1,567	43	1,717	3,327	149,087
Structured finance:
U.S. RMBS	65	40	888	993	2,086
Other structured finance	40	—	26	66	1,500
Structured finance	105	40	914	1,059	3,586
Total	$1,672	$83	$2,631	$4,386	$152,673
____________________

(1)	There is no BIG net par outstanding for credit derivatives as of December 31, 2019.

Components of BIG Net Par Outstanding
As of December 31, 2018

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG (1)	Outstanding
	(in millions)
Public finance:
U.S. public finance	$1,071	$—	$2,019	$3,090	$111,575
Non-U.S. public finance	600	197	—	797	30,797
Public finance	1,671	197	2,019	3,887	142,372
Structured finance:
U.S. RMBS	252	24	1,188	1,464	2,488
Other structured finance	86	—	34	120	1,777
Structured finance	338	24	1,222	1,584	4,265
Total	$2,009	$221	$3,241	$5,471	$146,637
____________________
(1)    There is no BIG net par outstanding for credit derivatives as of December 31, 2018.

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of
Net Par Outstanding
As of December 31, 2019

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public finance:
California	1,193	$20,949	13.7%
Pennsylvania	638	11,336	7.4
New York	701	9,607	6.3
Illinois	551	9,279	6.1
Texas	1,043	9,050	5.9
New Jersey	319	6,665	4.4
Florida	220	4,462	3.0
Michigan	277	3,730	2.4
Alabama	261	2,701	1.8
Colorado	134	2,691	1.8
Other	2,012	31,695	20.8
Total U.S. public finance	7,349	112,165	73.6
U.S. Structured finance (multiple states)	138	3,242	2.1
Total U.S.	7,487	115,407	75.7
Non-U.S.:
United Kingdom	271	27,643	18.1
France	7	2,496	1.6
Canada	8	2,205	1.4
Australia	5	1,140	0.7
Austria	3	1,038	0.7
Other	29	2,744	1.8
Total non-U.S.	323	37,266	24.3
Total	7,810	$152,673	100.0%

Exposure to Puerto Rico

The Company had insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.9 billion net par as of December 31, 2019. Of that amount, $1.8 billion was rated BIG, while the remainder was rated AA because it relates to second-to-pay policies on obligations insured by an affiliate of the Company. Beginning on January 1, 2016, a number of Puerto Rico exposures have defaulted on bond payments, and the Company has now paid claims on all of its BIG Puerto Rico exposures except for the Municipal Finance Agency (MFA).

On November 30, 2015 and December 8, 2015, the then governor of Puerto Rico issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to "claw back" certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority (PRHTA), Puerto Rico Infrastructure Financing Authority (PRIFA), and Puerto Rico Convention Center District Authority (PRCCDA). The Puerto Rico exposures insured by the Company subject to clawback are shown in the table “Puerto Rico Net Par Outstanding.”

The fiscal and political issues in Puerto Rico have been exacerbated by natural disasters. On September 20, 2017, Hurricane Maria made landfall in Puerto Rico as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and widespread destruction. More recently, beginning on December 28, 2019, and progressing into early 2020, Puerto Rico has been struck by a swarm of earthquakes, including at least 11 that were of magnitude 5 or greater based on the Richter magnitude scale. While not nearly as deadly or destructive as Hurricane Maria, the earthquakes have damaged buildings and infrastructure, including the power grid.

On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law. PROMESA established a seven-member financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under chapter 9 of the United States Bankruptcy Code (Bankruptcy Code).

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations the Company insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the Oversight Board and others have taken legal action naming the Company as a party. See “Puerto Rico Litigation” below.

The Company also participates in mediation and negotiations relating to its Puerto Rico exposure.

The final form and timing of responses to Puerto Rico’s financial distress and the devastation of Hurricane Maria eventually taken by the federal government or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the final impact on the Company, after resolution of legal challenges, of any such responses on obligations insured by the Company, are uncertain. The impact of developments relating to Puerto Rico during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

The Company groups its Puerto Rico exposure into three categories:

•
Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•
Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company insures. As a constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt insured by the Company.

•	Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

General Obligation. As of December 31, 2019, the Company had $611 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. Despite the requirements of Article VI of its Constitution, the Commonwealth defaulted on the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to the Commonwealth.

On May 9, 2019, the Oversight Board certified a revised fiscal plan for the Commonwealth. The revised certified Commonwealth fiscal plan indicates an expected primary budget surplus, if fiscal plan reforms are enacted, of $13.7 billion that would be available for debt service over the six-year forecast period ending 2024. The Company believes the available surplus set forth in the Oversight Board's revised certified fiscal plan (which assumes certain fiscal reforms are implemented by the Commonwealth) should be sufficient to cover contractual debt service of Commonwealth general obligation issuances and of authorities and public corporations directly implicated by the Commonwealth’s general fund during the forecast period. However, the revised certified Commonwealth fiscal plan indicates a net cumulative primary budget deficit through 2049, and there can be no assurance that the fiscal reforms will be enacted or, if they are, that the forecasted primary budget surplus will occur or, if it does, that such funds will be used to cover contractual debt service.

On February 9, 2020, the Oversight Board announced it had entered into an amended general obligation Plan Support Agreement (Amended GO PSA) with certain general obligation (GO) and Puerto Rico Public Buildings Authority (PBA) bondholders representing approximately $8 billion of the aggregate amount of general obligation and PBA bond claims. The Amended GO PSA purports to provide a framework to address approximately $35 billion of Commonwealth debt (including PBA debt) and unsecured claims. The Company is not a party to that agreement and does not support it.

The Amended GO PSA provides for different recoveries based on the bonds’ vintage issuance date, with GO and PBA bonds issued before 2011(Vintage) receiving higher recoveries than GO and PBA bonds issued in 2011 and thereafter (except that, for purposes of the Amended GO PSA, Series 2011A GO bonds would be treated as Vintage bonds). The recoveries for the GO bonds, by vintage issuance date, are set forth in the table included below. The differentiated recovery scheme provided under the Amended GO PSA is purportedly based on the Oversight Board’s attempt to invalidate the non-Vintage GO and PBA bonds (see “Puerto Rico Litigation” below). Under the Amended GO PSA, GO and PBA bondholders generally would receive newly issued Commonwealth GO bonds, Puerto Rico Sales Tax Financing Corporation (COFINA) junior lien bonds and cash equal to the amounts set out below, expressed as a percent of their outstanding pre-petition claims (which excludes post-petition accrued interest), based on the vintage issuance date of the bonds they hold. In all cases, holders of GO/PBA bonds supporting the Amended GO PSA are also entitled to certain fees.

General Obligation Bonds	The Company's Net Par Outstanding as of December 31, 2019	The Company's Total Net Principal Claims Paid as of December 31, 2019	The Company's Total Net Interest Claims Paid as of December 31, 2019	Base Recovery as a % of Pre-Petition Claims
	(in millions)			(percent)
Vintage GO	$260	$172	$82	74.9%
2011 GO (Series D, E and PIB)	3	6	1	73.8
2011 GO (Series C)	126	—	42	70.4
2012 GO	222	—	63	69.9
2014 GO	—	—	—	65.4

On February 28, 2020, the Oversight Board filed with the Title III court an Amended Joint Plan of Adjustment of the Commonwealth (Amended POA) to restructure approximately $35 billion of debt (including the GO bonds) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations. The Amended POA includes the terms of the settlement relating to the GO bonds embodied in the Amended GO PSA. The Company believes the Amended POA, as currently constituted, does not comply with the laws and constitution of Puerto Rico and the provisions of PROMESA and does not satisfy the statutory requirements for confirmation of a plan of adjustment under Title III of PROMESA.

PBA. As of December 31, 2019, the Company had $7 million insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. Despite the requirements of Article VI of its Constitution, the PBA defaulted on most of the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since then. On September 27, 2019, the Oversight Board filed a petition under Title III of PROMESA with respect to the PBA to allow the restructuring of the PBA claims through the Amended POA.

Under the Amended GO PSA (which does not include the Company as a party and which the Company does not support) PBA bondholders generally would receive newly issued Commonwealth BO bonds, COFINA junior lien bonds and cash equal to the amounts set out below, expressed as a percent of their outstanding pre-petition claims (which excludes post-petition accrued interest), based on the vintage issuance date of the bonds they hold. In all cases, holders of PBA bonds supporting the Amended GO PSA are also entitled to certain fees.

PBA Bonds	The Company's Net Par Outstanding as of December 31, 2019	The Company's Total Net Principal Claims Paid as of December 31, 2019	The Company's Total Net Interest Claims Paid as of December 31, 2019	Base Recovery as a % of Pre-Petition Claims
	(in millions)			(percent)
Vintage PBA	$7	$—	$8	77.6%
2011 PBA	—	—	—	76.8
2012 PBA	—	—	—	72.2

As noted above, on February 28, 2020, the Oversight Board filed with the Title III court an Amended POA to restructure approximately $35 billion of debt (including the PBA bonds) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations. The Amended POA includes the terms of the settlement relating to the PBA bonds embodied in the Amended GO PSA. The Company believes the Amended POA, as currently constituted, does not comply with the laws and constitution of Puerto Rico and the provisions of PROMESA and does not satisfy the statutory requirements for confirmation of a plan of adjustment under Title III of PROMESA.

Public Corporations - Certain Revenues Potentially Subject to Clawback

PRHTA. As of December 31, 2019, the Company had $223 million insured net par outstanding of PRHTA (transportation revenue) bonds and $345 million insured net par outstanding of PRHTA (highways revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highways revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The non-toll revenues consisting of excise taxes and fees collected by the Commonwealth on behalf of PRHTA and its bondholders that are statutorily allocated to PRHTA and its bondholders are potentially subject to clawback. Despite the presence of funds in relevant debt service reserve accounts that the Company believes should have been employed to fund debt service, PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to PRHTA.

On June 5, 2019, the Oversight Board certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan projects very limited capacity to pay debt service over the six-year forecast period.

Other Public Corporations

Puerto R    ico Electric Power Authority (PREPA). As of December 31, 2019, the Company had $525 million insured net par outstanding of PREPA obligations, which are secured by a lien on the revenues of the electric system. The Company has been making claim payments on these bonds since July 1, 2017. On July 2, 2017, the Oversight Board commenced proceedings for PREPA under Title III of PROMESA. On June 27, 2019, the Oversight Board certified a revised fiscal plan for PREPA.

On May 3, 2019, AGM and AGC entered into a restructuring support agreement with PREPA (PREPA RSA) and other stakeholders, including a group of uninsured PREPA bondholders, the Commonwealth of Puerto Rico, and the Oversight Board, that is intended to, among other things, provide a framework for the consensual resolution of the treatment of the Company’s insured PREPA revenue bonds in PREPA's recovery plan. Upon consummation of the restructuring transaction, PREPA’s revenue bonds will be exchanged into new securitization bonds issued by a special purpose corporation and secured by a segregated transition charge assessed on electricity bills. The revised fiscal plan of

PREPA certified by the Oversight Board on June 27, 2019 reflects the relevant terms of the PREPA RSA.

The closing of the restructuring transaction is subject to a number of conditions, including approval by the Title III Court of the PREPA RSA and settlement described therein, a minimum of 67% support of voting bondholders for a plan of adjustment that includes this proposed treatment of PREPA revenue bonds and confirmation of such plan by the Title III court, and execution of acceptable documentation and legal opinions. Under the PREPA RSA, the Company has the option to guarantee its allocated share of the securitization exchange bonds, which may then be offered and sold in the capital markets. The Company believes that the additive value created by attaching its guarantee to the securitization exchange bonds would materially improve its overall recovery under the transaction, as well as generate new insurance premiums; and therefore that its economic results could differ from those reflected in the PREPA RSA.

MFA. As of December 31, 2019, the Company had $153 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

Resolved Commonwealth Credit

COFINA. On February 12, 2019, pursuant to a plan of adjustment approved by the PROMESA Title III Court on February 4, 2019 (COFINA Plan of Adjustment), the Company paid off in full its $264 million net par outstanding of insured COFINA bonds, plus accrued and unpaid interest. Pursuant to the COFINA Plan of Adjustment, the Company received $152 million in initial par of closed lien senior bonds of COFINA validated by the PROMESA Title III Court (COFINA Exchange Senior Bonds), along with cash. The total recovery (cash and COFINA Exchange Senior Bonds) represented 60% of the Company’s official Title III claim, which related to amounts owed as of the date COFINA entered Title III proceedings. The fair value of the COFINA Exchange Senior Bonds, excluding accrued interest, was $139 million at February 12, 2019, and was recorded as salvage received. During the third quarter of 2019 the Company sold all of its COFINA Exchange Senior Bonds.

Puerto Rico Litigation

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations it insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the Oversight Board and others have taken legal action naming the Company as party.

Currently there are numerous legal actions relating to the default by the Commonwealth and certain of its entities on debt service payments, and related matters, and the Company is a party to a number of them. On July 24, 2019, Judge Laura Taylor Swain of the United States District Court for the District of Puerto Rico (Federal District Court for Puerto Rico) held an omnibus hearing on litigation matters relating to the Commonwealth. At that hearing, she imposed a stay through November 30, 2019, on a series of adversary proceedings and contested matters amongst the stakeholders and imposed mandatory mediation on all parties through that date. On October 28, 2019, Judge Swain extended the stay until December 31, 2019, and has since stayed the proceedings pending the Court's determination on the Commonwealth's plan of adjustment. Among the goals of the mediation is to reach an agreed-upon schedule for addressing the resolution of numerous issues, including, among others: (a) issues related to the validity, secured status and priority regarding bonds issued by the Commonwealth and certain of its entities; (b) the validity and impact of the Clawback Orders and other diversion of collateral securing certain bonds; (c) classification of claims; (d) constitutional issues; and (e) identification of essential services. A number of the legal actions in which the Company is involved are covered by the stay and mandatory mediation order.

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation commenced an action for declaratory judgment and injunctive relief in the Federal District Court for Puerto Rico to invalidate the executive orders issued on November 30, 2015 and December 8, 2015 by the then governor of Puerto Rico directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company claw back certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and PRIFA. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay. While the PROMESA automatic stay expired on May 1, 2017, on May 17, 2017, the court stayed the action under Title III of PROMESA.

On June 3, 2017, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking (i) a judgment declaring that the application of pledged special revenues to the payment of the PRHTA bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the

PRHTA bonds under the Bankruptcy Code; (ii) an injunction enjoining the Commonwealth from taking or causing to be taken any action that would further violate the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; and (iii) an injunction ordering the Commonwealth to remit the pledged special revenues securing the PRHTA bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On January 30, 2018, the court rendered an opinion dismissing the complaint and holding, among other things, that (x) even though the special revenue provisions of the Bankruptcy Code protect a lien on pledged special revenues, those provisions do not mandate the turnover of pledged special revenues to the payment of bonds and (y) actions to enforce liens on pledged special revenues remain stayed. A hearing on AGM and AGC’s appeal of the trial court’s decision to the United States Court of Appeals for the First Circuit (First Circuit) was held on November 5, 2018. On March 26, 2019, the First Circuit issued its opinion affirming the trial court’s decision and held that Sections 928(a) and 922(d) of the Bankruptcy Code permit, but do not require, continued payments during the pendency of the Title III proceedings. The First Circuit agreed with the trial court that (i) Section 928(a) of the Bankruptcy Code does not mandate the turnover of special revenues or require continuity of payments to the PRHTA bonds during the pendency of the Title III proceedings, and (ii) Section 922(d) of the Bankruptcy Code is not an exception to the automatic stay that would compel PRHTA, or third parties holding special revenues, to apply special revenues to outstanding obligations. On April 9, 2019, AGM, AGC and other petitioners filed a petition with the First Circuit seeking a rehearing by the full court; the petition was denied by the First Circuit on July 31, 2019. On September 20, 2019, AGC, AGM and other petitioners filed a petition for review by the U.S. Supreme Court of the First Circuit's holding, which was denied on January 13, 2020.

On June 26, 2017, AGM and AGC filed a complaint in the Federal District Court for Puerto Rico seeking (i) a declaratory judgment that the PREPA restructuring support agreement executed in December 2015 (2015 PREPA RSA) is a “Preexisting Voluntary Agreement” under Section 104 of PROMESA and the Oversight Board’s failure to certify the 2015 PREPA RSA is an unlawful application of Section 601 of PROMESA; (ii) an injunction enjoining the Oversight Board from unlawfully applying Section 601 of PROMESA and ordering it to certify the 2015 PREPA RSA; and (iii) a writ of mandamus requiring the Oversight Board to comply with its duties under PROMESA and certify the 2015 PREPA RSA. On July 21, 2017, in light of its PREPA Title III petition on July 2, 2017, the Oversight Board filed a notice of stay under PROMESA.

On July 18, 2017, AGM and AGC filed in the Federal District Court for Puerto Rico a motion for relief from the automatic stay in the PREPA Title III bankruptcy proceeding and a form of complaint seeking the appointment of a receiver for PREPA. The court denied the motion on September 14, 2017, but on August 8, 2018, the First Circuit vacated and remanded the court's decision. On October 3, 2018, AGM and AGC, together with other bond insurers, filed a motion with the court to lift the automatic stay to commence an action against PREPA for the appointment of a receiver. Under the PREPA RSA, AGM and AGC have agreed to withdraw from the lift stay motion upon the Title III Court’s approval of the settlement of claims embodied in the PREPA RSA.

On May 23, 2018, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the Oversight Board lacked authority to develop or approve the new fiscal plan for Puerto Rico which it certified on April 19, 2018 (Revised Fiscal Plan); (ii) the Revised Fiscal Plan and the Fiscal Plan Compliance Law (Compliance Law) enacted by the Commonwealth to implement the original Commonwealth Fiscal Plan violate various sections of PROMESA; (iii) the Revised Fiscal Plan, the Compliance Law and various moratorium laws and executive orders enacted by the Commonwealth to prevent the payment of debt service (a) are unconstitutional and void because they violate the Contracts, Takings and Due Process Clauses of the U.S. Constitution and (b) are preempted by various sections of PROMESA; and (iv) no Title III plan of adjustment based on the Revised Fiscal Plan can be confirmed under PROMESA. On August 13, 2018, the court-appointed magistrate judge granted the Commonwealth's and the Oversight Board's motion to stay this adversary proceeding pending a decision by the First Circuit in an appeal by Ambac Assurance Corporation of an unrelated adversary proceeding decision, which the First Circuit rendered on June 24, 2019. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, and further extended the stay until March 11, 2020. Pursuant to the request of AGM, AGC and the defendants, Judge Swain ordered on September 6, 2019 that the claims in this complaint be addressed in the Commonwealth plan confirmation process and be subject to her July 24, 2019 stay and mandatory mediation order and be incorporated into the same schedule and mediation process.

On July 23, 2018, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment (i) declaring the members of the Oversight Board are officers of the U.S. whose appointments were unlawful under the Appointments Clause of the U.S. Constitution; (ii) declaring void from the beginning the unlawful actions taken by the Oversight Board to date, including (x) development of the Commonwealth's Fiscal Plan, (y) development of PRHTA's Fiscal Plan, and (z) filing of the Title III cases on behalf of the Commonwealth and PRHTA; and (iii) enjoining the Oversight Board from taking any further action until the Oversight Board members have been lawfully appointed in conformity with the Appointments Clause of the U.S. Constitution. The Title III court dismissed a similar lawsuit filed by another party in the

Commonwealth’s Title III case in July 2018. On August 3, 2018, a stipulated judgment was entered against AGM and AGC at their request based upon the court's July decision in the other Appointments Clause lawsuit and, on the same date, AGM and AGC appealed the stipulated judgment to the First Circuit. On August 15, 2018, the court consolidated, for purposes of briefing and oral argument, AGM and AGC's appeal with the other Appointments Clause lawsuit. The First Circuit consolidated AGM and AGC's appeal with a third Appointments Clause lawsuit on September 7, 2018 and held a hearing on December 3, 2018. On February 15, 2019, the First Circuit issued its ruling on the appeal and held that members of the Oversight Board were not appointed in compliance with the Appointments Clause of the U.S. Constitution but declined to dismiss the Title III petitions citing the (i) de facto officer doctrine and (ii) negative consequences to the many innocent third parties who relied on the Oversight Board’s actions to date, as well as the further delay which would result from a dismissal of the Title III petitions. The case was remanded back to the Federal District Court for Puerto Rico for the appellants’ requested declaratory relief that the appointment of the board members of the Oversight Board is unconstitutional. The First Circuit delayed the effectiveness of its ruling for 90 days so as to allow the President and the Senate to validate the currently defective appointments or reconstitute the Oversight Board in accordance with the Appointments Clause. On April 23, 2019, the Oversight Board filed a petition for a review by the U.S. Supreme Court of the First Circuit's holding that its members were not appointed in compliance with the Appointments Clause and on the following day filed a motion in the First Circuit to further stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court. On May 24, 2019, AGC and AGM filed a petition for a review by the U.S. Supreme Court of the First Circuit’s holding that the de facto officer doctrine allows courts to deny meaningful relief to successful challengers suffering ongoing injury at the hands of unconstitutionally appointed officers. On July 2, 2019, the First Circuit granted the Oversight Board’s motion to stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court. On October 15, 2019, the U.S. Supreme Court heard oral arguments on the First Circuit's ruling.

On December 21, 2018, the Oversight Board and the Official Committee of Unsecured Creditors of all Title III Debtors (other than COFINA) filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the leases to public occupants entered into by the PBA are not “true leases” for purposes of Section 365(d)(3) of the Bankruptcy Code and therefore the Commonwealth has no obligation to make payments to the PBA under the leases or Section 365(d)(3) of the Bankruptcy Code, (ii) the PBA is not entitled to a priority administrative expense claim under the leases pursuant to Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, and (iii) any such claims filed or asserted against the Commonwealth are disallowed. On January 28, 2019, the PBA filed an answer to the complaint. On March 12, 2019, the Federal District Court for Puerto Rico granted, with certain limitations, AGM’s and AGC’s motion to intervene. On March 21, 2019, AGM and AGC, together with certain other intervenors, filed a motion for judgment on the pleadings. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, and has since stayed the proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

On January 14, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an omnibus objection in the Title III Court to claims filed by holders of approximately $6 billion of Commonwealth general obligation bonds issued in 2012 and 2014, asserting among other things that such bonds were issued in violation of the Puerto Rico constitutional debt service limit, such bonds are null and void, and the holders have no equitable remedy against the Commonwealth. Pursuant to procedures established by Judge Swain, on April 10, 2019, AGM filed a notice of participation in these proceedings. As of December 31, 2019, $222 million of the Company’s insured net par outstanding of the general obligation bonds of Puerto Rico were issued on or after March 2012. On May 21, 2019, the Official Committee of Unsecured Creditors filed a claim objection to certain Commonwealth general obligation bonds issued in 2011, approximately $129 million of which are insured by the Company as of December 31, 2019, on substantially the same bases as the January 14, 2019 filing, and which the plaintiffs propose to be subject to the proceedings relating to the 2012 and 2014 bonds. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, but did not further extend the stay with respect to this matter. On January 8, 2020, certain Commonwealth general obligation bondholders (self-styled as the Lawful Constitutional Debt Coalition) filed a claim objection to the 2012 and 2014 bonds, asserting among other things that those bonds were issued in violation of the Puerto Rico constitutional debt limit and are not entitled to first priority status under the Puerto Rico Constitution. Judge Swain stayed these proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

On May 2, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against various Commonwealth general obligation bondholders and bond insurers, including AGC and AGM, that had asserted in their proofs of claim that their bonds are secured. The complaint seeks a judgment declaring that defendants do not hold consensual or statutory liens and are unsecured claimholders to the extent they hold allowed claims. The complaint also asserts that even if Commonwealth law granted statutory liens, such liens are avoidable under Section 545 of the Bankruptcy Code. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain has since stayed these proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

On May 20, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against the fiscal agent and holders and/or insurers, including AGC and AGM, that have asserted their PRHTA bond claims are entitled to secured status in PRHTA’s Title III case. Plaintiffs are seeking to avoid the PRHTA bondholders’ liens and contend that (i) the scope of any lien only applies to revenues that have been both received by PRHTA and deposited in certain accounts held by the fiscal agent and does not include PRHTA’s right to receive such revenues; (ii) any lien on revenues was not perfected because the fiscal agent does not have “control” of all accounts holding such revenues; (iii) any lien on the excise tax revenues is no longer enforceable because any rights PRHTA had to receive such revenues are preempted by PROMESA; and (iv) even if PRHTA held perfected liens on PRHTA’s revenues and the right to receive such revenues, such liens were terminated by Section 552(a) of the Bankruptcy Code as of the petition date. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay through December 31, 2019, and extended the stay again pending further order of the court on the understanding that these issues will be resolved in other proceedings.

On September 30, 2019, certain parties that either had advanced funds to PREPA for the purchase of fuel or had succeeded to such claims (Fuel Line Lenders) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the Oversight Board, PREPA, the Puerto Rico Fiscal Agency and Financial Advisory Authority (AAFAF), U.S. Bank National Association, as trustee for PREPA bondholders, and various PREPA bondholders and bond insurers, including AGC and AGM. The complaint seeks, among other things, declarations that the advances made by the Fuel Line Lenders are Current Expenses as defined in the trust agreement pursuant to which the PREPA bonds were issued and there is no valid lien securing the PREPA bonds unless and until the Fuel Line Lenders are paid in full, as well as orders subordinating the PREPA bondholders’ lien and claim to the Fuel Line Lenders’ claims and declaring the PREPA RSA null and void. A hearing on a motion to dismiss is scheduled for June 2020.

On October 30, 2019, the retirement system for PREPA employees (SREAEE) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the Oversight Board, PREPA, AAFAF, the Commonwealth, the Governor, and U.S. Bank National Association, as trustee for  PREPA bondholders. The complaint seeks, among other things, declarations that amounts owed to SREAEE are Current Expenses as defined in the trust agreement pursuant to which the PREPA bonds were issued, that there is no valid lien securing the PREPA bonds other than on amounts in the sinking funds and that SREAEE is a third-party beneficiary of certain trust agreement provisions, as well as orders subordinating the PREPA bondholders’ lien and claim to the SREAEE claims. On November 7, 2019, the court granted a motion to intervene by AGC and AGM. A hearing on the defendants’ motion to dismiss is scheduled for June 2020.

On January 16, 2020, AGM and AGC along with certain other monoline insurers filed in Federal District Court for Puerto Rico a motion (amending and superseding a motion filed by AGM and AGC on August 23, 2019) for relief from the automatic stay imposed pursuant to Title III of PROMESA to permit movants to enforce in another forum the application of the revenues securing the PRHTA Bonds (the PRHTA Revenues) or, in the alternative, for adequate protection for their property interests in PRHTA Revenues.

On January 16, 2020, the Financial Oversight and Management Board brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA Bonds, objecting to the bond insurers claims in the Commonwealth Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of secured status or property interests with respect to PRHTA Revenues.

On January 16, 2020, the Financial Oversight and Management Board, on behalf of the PRHTA, brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA Bonds, objecting to the bond insurers claims in the PRHTA Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee and for any assertions of secured status or property interests with respect to PRHTA Revenues.

On January 16, 2020, AGM and AGC along with certain other monoline insurers and the trustee for the PRIFA Rum Tax Bonds filed in Federal District Court for Puerto Rico a motion concerning application of the automatic stay to the revenues securing the PRIFA Bonds (the PRIFA Revenues), seeking an order lifting the automatic stay so that movants can enforce rights respecting the PRIFA Revenues in another forum or, in the alternative, that the Commonwealth must provide adequate protection for movants’ lien on the PRIFA Revenues.

On January 16, 2020, AGM and AGC along with certain other monoline insurers and the trustee for the PRCCDA Bonds filed in Federal District Court for Puerto Rico a motion concerning application of the automatic stay to the revenues securing the PRCCDA Bonds (the PRCCDA Revenues), seeking an order that an action to enforce rights respecting the PRCCDA Revenues in another forum is not subject to the automatic stay associated with the Commonwealth’s Title III proceeding or, in the alternative, if the court finds that the stay is applicable, lifting the automatic stay so that movants can enforce such rights in another forum or, in the further alternative, if the court finds the automatic stay applicable and does not lift it, that the Commonwealth must provide adequate protection for movants’ lien on the PRCCDA Revenues.

Puerto Rico Par and Debt Service Schedules

All Puerto Rico exposures are internally rated BIG, except the General Obligation, PBA and PRHTA (Transportation revenue) second-to-pay policies on affiliate exposures which are rated AA based on the obligation of the Company's affiliate to pay under its insurance policy if the obligor fails to pay. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(in millions)
Exposure to Puerto Rico	$2,787	$3,233	$4,089	$5,012

Puerto Rico
Net Par Outstanding

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds	$610	$646
Commonwealth of Puerto Rico - General Obligation Bonds (Second-to-pay policy on affiliate exposure)	1	1
Commonwealth of Puerto Rico - General Obligation Bonds total (1)	611	647
PBA (Second-to-pay policies on affiliate exposure) (1)	7	9
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue)	144	154
PRHTA (Transportation revenue) (Second-to-pay policies on affiliate exposure)	79	79
PRHTA (Transportation revenue) total (1)	223	233
PRHTA (Highways revenue) (1)	345	351
Other Public Corporations
PREPA (1)	525	544
COFINA	—	264
MFA	153	189
Total net exposure to Puerto Rico	$1,864	$2,237
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(1)	As of the date of this filing, the Oversight Board has certified a filing under Title III of PROMESA for these exposures.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico BIG Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2019

	Scheduled BIG Net Par Amortization	Scheduled BIG Net Debt Service Amortization
	(in millions)
2020 (January 1 - March 31)	$—	$43
2020 (April 1 - June 30)	—	2
2020 (July 1 - September 30)	112	154
2020 (October 1 - December 31)	—	2
Subtotal 2020	112	201
2021	70	154
2022	71	151
2023	127	204
2024	149	219
2025-2029	516	772
2030-2034	501	643
2035-2037	231	254
Total	$1,777	$2,598

Exposure to the U.S. Virgin Islands

As of December 31, 2019, the Company had $322 million insured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $143 million BIG. The $179 million USVI net par the Company rated investment grade primarily consisted of bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum. The $143 million BIG USVI net par consisted of (a) Public Finance Authority bonds secured by a gross receipts tax and the general obligation, full faith and credit pledge of the USVI and (b) bonds of the Virgin Islands Water and Power Authority secured by a net revenue pledge of the electric system.

Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St.
Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. The USVI is benefiting from the federal response to the 2017 hurricanes and has made its debt service payments to date.

4.    Expected Loss to be Paid

Management compiles and analyzes loss information for all exposures on a consistent basis, in order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio. The Company monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models. This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio.

Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts. The expected loss to be paid is equal to the present value of expected future cash outflows for claim and loss adjustment expenses (LAE) payments, net of inflows for expected salvage and subrogation and other recoveries including future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on underlying collateral, and other estimated recoveries, including those from restructuring bonds and for breaches of representations and warranties (R&W). Expected losses are discounted at current risk-

free rates. Expected cash outflows and inflows are probability weighted cash flows that reflect management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

In circumstances where the Company has purchased its own insured obligations that have expected losses, and in certain cases where issuers of insured obligations elected or the Company and an issuer mutually agreed as part of a negotiation to deliver the underlying collateral or insured obligation to the Company, expected loss to be paid is reduced by the proportionate share of the insured obligation that is held in the investment portfolio. The difference between the purchase price of the insured obligation and the fair value excluding the value of the Company's insurance is treated as a paid loss. Insured obligations with expected losses that are purchased by the Company are referred to as loss mitigation securities and are recorded in the investment portfolio, at fair value excluding the value of the Company's insurance. See Note 8, Investments and Cash and Note 7, Fair Value Measurement.

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

The insured portfolio includes policies accounted for under three separate accounting models depending on the characteristics of the contract and the Company's control rights. The three models are: (1) insurance as described in "Financial Guaranty Insurance Losses" in Note 5, Contracts Accounted for as Insurance, (2) derivative as described in Note 7, Fair Value Measurement, and (3) VIE consolidation as described in Note 9, Variable Interest Entities. The Company has paid and expects to pay future losses and/or recover past losses, on policies which fall under each of the three accounting models. There was no expected loss to be paid for credit derivative contracts as of December 31, 2019 and 2018.

Loss Estimation Process

The Company’s loss reserve committees estimate expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions, scenarios and the probabilities they assign to those scenarios based on actual developments during the quarter and their view of future performance.

The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

Changes over a reporting period in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency actions that affect the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers;

developments in restructuring or settlement negotiations; and other political and economic factors. Changes in loss estimates may also be affected by the Company's loss mitigation efforts and other variables.

Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a reporting period in the Company’s loss estimates for its RMBS transactions may be influenced by factors such as the level and timing of loan defaults experienced; changes in housing prices, results from the Company's loss mitigation activities; and other variables.
Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

In some instances, the terms of the Company's policy give it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

The following tables present a roll forward of net expected loss to be paid for all contracts. The Company used risk-free rates for U.S. dollar denominated obligations that ranged from 0.00% to 2.45% with a weighted average of 1.91% as of December 31, 2019 and 0.00% to 3.06% with a weighted average of 2.73% as of December 31, 2018. Expected losses to be paid for transactions denominated in currencies other than the U.S. dollar represented approximately 8.5% and 4.7% of the total as of December 31, 2019 and December 31, 2018, respectively.

Net Expected Loss to be Paid
Roll Forward

	Year Ended December 31,
	2019	2018
	(in millions)
Net expected loss to be paid, beginning of period	$537	$696
Economic loss development (benefit) due to:
Accretion of discount	8	18
Changes in discount rates	(15)	(11)
Changes in timing and assumptions	(77)	(31)
Total economic loss development (benefit)	(84)	(24)
Net (paid) recovered losses	(238)	(135)
Net expected loss to be paid, end of period	$215	$537

Net Expected Loss to be Paid
Roll Forward by Sector

	Year Ended December 31, 2019
	Net Expected Loss to be Paid (Recovered) as of December 31, 2018	Economic Loss Development / (Benefit)	(Paid) Recovered Losses(1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2019
	(in millions)
Public finance:
U.S. public finance	$347	$88	$(292)	$143
Non-U.S. public finance	26	(7)	—	19
Public finance	373	81	(292)	162
Structured finance:
U.S. RMBS	155	(165)	55	45
Other structured finance	9	—	(1)	8
Structured finance	164	(165)	54	53
Total	$537	$(84)	$(238)	$215

	Year Ended December 31, 2018
	Net Expected Loss to be Paid (Recovered) as of December 31, 2017	Economic Loss Development / (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2018
	(in millions)
Public finance:
U.S. public finance	$482	$26	$(161)	$347
Non-U.S. public finance	36	(10)	—	26
Public finance	518	16	(161)	373
Structured finance:
U.S. RMBS	163	(35)	27	155
Other structured finance	15	(5)	(1)	9
Structured finance	178	(40)	26	164
Total	$696	$(24)	$(135)	$537
____________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded as reinsurance recoverable on paid losses in other assets. The amounts for 2019 are net of the COFINA Exchange Senior Bonds and cash that were received pursuant to the COFINA Plan of Adjustment. See Note 3, Outstanding Exposure, for additional information.

The tables above include (1) LAE paid of $11 million and $11 million for the years ended December 31, 2019 and 2018, respectively, and (2) expected LAE to be paid of $9 million as of December 31, 2019 and $10 million as of December 31, 2018.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(in millions)
Insurance	$158	$469	$(60)	$(16)
FG VIEs (See Note 9)	57	68	(24)	(8)
Total	$215	$537	$(84)	$(24)

Selected U.S. Public Finance Transactions

The Company insured general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.9 billion net par as of December 31, 2019, $1.8 billion of which was BIG. For additional information regarding the Company's Puerto Rico exposure, see "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under chapter 9 of the Bankruptcy Code became effective. As of December 31, 2019, the Company’s net par subject to the plan consisted of $59 million of pension obligation bonds. As part of the plan of adjustment, the City will repay claims paid on the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City’s revenue growth.

The Company projects its total net expected loss across its troubled U.S. public finance exposures as of December 31, 2019, including those mentioned above, to be $143 million compared with a net expected loss of $347 million as of December 31, 2018. The total net expected loss for troubled U.S. public finance exposures is net of a credit for estimated future recoveries of claims already paid. At December 31, 2019, that credit was $336 million, compared with $237 million at December 31, 2018. The Company’s net expected losses incorporate management’s probability weighted estimates of possible scenarios. Each quarter, the Company may revise its scenarios, update assumptions and/or shift probability weightings of its scenarios based on public information as well as nonpublic information obtained through its surveillance and loss mitigation activities. Management assesses the possible implications of such information on each insured obligation, considering the unique characteristics of each transaction.

The economic loss development for U.S. public finance transactions was $88 million in 2019, which was primarily attributable to Puerto Rico exposures. The loss development attributable to the Company’s Puerto Rico exposures reflects adjustments the Company made to the assumptions and weightings it uses in its scenarios based on the public information summarized under "Exposure to Puerto Rico" in Note 3, Outstanding Exposure as well as nonpublic information related to its loss mitigation activities during the period.

Selected Non - U.S. Public Finance Transactions

Expected loss to be paid for non-U.S. public finance transactions was $19 million as of December 31, 2019, compared with $26 million as of December 31, 2018, primarily consisting of: (i) an obligation backed by the availability and toll revenues of a major arterial road into a city in the U.K., which has been underperforming due to higher costs compared with expectations at underwriting, (ii) transactions with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish and Portuguese sovereign default may cause the sub-sovereigns also to default, and (iii) an obligation backed by payments from a region in Italy, and for which the Company has been paying claims because of the impact of negative Euro Interbank Offered Rate on the transaction.

The economic benefit for non-U.S. public finance transactions, including those mentioned above was approximately $7 million during 2019, which was mainly attributable to the improved internal outlook of certain Spanish sovereigns and sub-sovereigns.

U.S. RMBS Loss Projections

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected R&W recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay through the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (CDR), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the CDR after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A CDR is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or "collateral pool balance"). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector and vintage based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

As of December 31, 2019, the Company had a net R&W payable of $65 million to R&W counterparties, compared with a net R&W payable of $22 million as of December 31, 2018. The Company’s agreements with providers of R&W generally provide for reimbursement to the Company as claim payments are made and, to the extent the Company later receives reimbursements of such claims from excess spread or other sources, for the Company to provide reimbursement to the R&W providers. When the Company projects receiving more reimbursements in the future than it projects to pay in claims on transactions covered by R&W settlement agreements, the Company will have a net R&W payable.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below.

Net Economic Loss Development (Benefit)
U.S. RMBS

	Year Ended December 31,
	2019	2018
	(in millions)
First lien U.S. RMBS	$(65)	$19
Second lien U.S. RMBS.	(100)	(54)

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM and Subprime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss projections in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	As of December 31,
	2019	2018
Delinquent/Modified in the Previous 12 Months
Alt-A	20%	20%
Option ARM	20	20
Subprime	20	20
30 - 59 Days Delinquent
Alt-A	30	30
Option ARM	35	35
Subprime	35	40
60 - 89 Days Delinquent
Alt-A	40	40
Option ARM	45	45
Subprime	45	45
90 + Days Delinquent
Alt-A	55	50
Option ARM	55	55
Subprime	50	50
Bankruptcy
Alt-A	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt-A	65	60
Option ARM	65	65
Subprime	60	60
Real Estate Owned
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 3.5 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions had reached historically high levels, and the Company is assuming in the base case that the still elevated levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of December 31, 2019		As of December 31, 2018
	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	2.6% - 8.4%	4.4%	2.8% - 11.4%	5.4%
Final CDR	0.1% - 0.4%	0.2%	0.1% - 0.6%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	70%		70%
2007+	70%		70%
Option ARM
Plateau CDR	3.1% - 8.4%	5.5%	2.1% - 8.3%	5.8%
Final CDR	0.2% - 0.4%	0.3%	0.1% - 0.4%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	60%		60%
2007+	70%		70%
Subprime
Plateau CDR	2.6% - 7.4%	5.4%	3.1% - 8.6%	6.2%
Final CDR	0.1% - 0.4%	0.3%	0.2% - 0.4%	0.3%
Initial loss severity:
2005 and prior	75%		80%
2006	75%		75%
2007+	75%		95%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2018.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2019 and December 31, 2018.

Total expected loss to be paid on all first lien U.S. RMBS was $52 million and $115 million as of December 31, 2019 and December 31, 2018, respectively. The $65 million economic benefit in 2019 for first lien U.S. RMBS was primarily attributable to higher excess spread on certain transactions supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) and with insured floating rate debt linked to LIBOR, which decreased in 2019. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2019 as it used as of December 31, 2018, increasing and decreasing the periods of stress from those used in the base case. LIBOR may be discontinued, and it is not yet clear how this will impact the calculation of the various interest rates in this portfolio referencing LIBOR.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $30 million for all first lien U.S. RMBS transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $32 million for all first lien U.S. RMBS transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses or recoveries in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the CPR of the collateral, the interest rate environment, and assumptions about loss severity.

In second lien transactions, the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, representing six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2018.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In the prior periods, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

The HELOC loans underlying the Company's insured HELOC transactions are now past their original interest-only reset date, although a significant number of HELOC loans were modified to extend the original interest-only period for another five years. As a result, the Company does not apply a CDR increase when such loans reach their principal amortization period. In addition, based on the average performance history, the Company applies a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a low recovery. The Company assumed, as of December 31, 2019 and December 31, 2018, that it will generally recover 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries projected to come in over time. A second lien on the borrower’s home may be retained in the Company's second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate. The Company evaluates its assumptions periodically based on actual recoveries of charged-off loans observed from period to period. In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes there will be a certain level of future recoveries of the balance of the charged-off loans where the second lien is still intact. The Company projected future recoveries on these charged-off loans of 20% as of December 31, 2019 and 10% as of December 31, 2018, with such recoveries to be received evenly over the next five years. The increase in recovery assumptions is attributable to the higher actual recovery rates observed in certain transactions during the year. Increasing the recovery rate to 30% would result in an economic benefit of $43 million, while decreasing the recovery rate back to 10% would result in an economic loss of $43 million.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is consistent with how the Company modeled the CPR as of December 31, 2018. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the amount of losses the collateral will likely suffer.

The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected recovery on all second lien U.S. RMBS was $7 million as of December 31, 2019 and the expected loss to be paid was $40 million as of December 31, 2018. The $100 million economic benefit in 2019 for second lien U.S. RMBS was primarily attributable to higher projected recoveries for previously charged-off loans and improved performance of underlying collateral.

The following table shows the range as well as the average, weighted by net par outstanding, for key assumptions used in the calculation of expected loss to be paid for individual transactions for vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of December 31, 2019		As of December 31, 2018
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	5.9% - 18.6%	8.6%	4.6% - 14.9%	9.0%
Final CDR trended down to	2.5% - 3.2%	2.5%	2.5% - 3.2%	2.5%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%		20%
30 - 59 Days Delinquent	30		35
60 - 89 Days Delinquent	45		50
90+ Days Delinquent	65		70
Bankruptcy	55		55
Foreclosure	55		65
Real Estate Owned	100		100
Loss severity (1)	98%		98%
___________________
(1)    Loss severities on future defaults.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. In the Company's most stressful scenario, increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31-months (for a total stress period of 39 months) would increase the expected loss by approximately $4 million for HELOC transactions. On the other hand, in the Company's least stressful scenario, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $4 million for HELOC transactions.

Other Structured Finance

The Company's other structured finance sector has BIG net par of $66 million consisting of transactions backed by perpetual repackagings, manufactured housing loans and life insurance transactions. The economic development during 2019 was de minimis.

Recovery Litigation

In the ordinary course of their respective businesses, the Company asserts claims in legal proceedings against third parties to recover losses paid in prior periods or to prevent losses in the future. The Company has asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. See Note 3, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the Company.

5.    Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure and Note 4, Expected Loss to be Paid, includes contracts that are accounted for as insurance contracts, derivatives, and consolidated FG VIEs. Amounts presented in this note relate only to contracts accounted for as insurance. See Note 7, Fair Value Measurement for information related to CDS and Note 9, Variable Interest Entities for amounts that are accounted for as consolidated FG VIEs.

Accounting Policies
Financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific accounting guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition is consistent whether contracts are written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, ceded to another insurer under a reinsurance treaty, or acquired in a business combination.
Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents deferred premium revenue, less claim payments made and recoveries received that have not yet been recognized in the statement of operations (contra-paid). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under "Financial Guaranty Insurance Losses."
The amount of deferred premium revenue at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is the present value (discounted at risk free rates) of either (1) contractual premiums due or (2) in cases where the underlying collateral is composed of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. Installment premiums typically relate to structured finance and infrastructure transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

•
For financial guaranty insurance contracts acquired in a business combination, deferred premium revenue is equal to the fair value of the Company's stand-ready obligation portion of the insurance contract at the date of acquisition based on what a hypothetical similarly rated financial guaranty insurer would have charged for the contract at that date and not the actual cash flows under the insurance contract. The amount of deferred premium revenue may differ significantly from cash collections primarily due to fair value adjustments recorded in connection with a business combination.

When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to the premium receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity.
The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured par amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured par amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.
Ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the statement of operations. See Note 6, Reinsurance, for a breakout of direct, assumed and ceded premiums. The components of net earned premiums are shown in the table below:

Net Earned Premiums

	Year Ended December 31,
	2019	2018
	(in millions)
Scheduled net earned premiums	$182	$204
Accelerations from refundings and terminations	67	76
Accretion of discount on net premiums receivable	10	11
Net earned premiums (1)	$259	$291
____________________

(1)	Excludes $16 million and $11 million for the years ended December 31, 2019 and 2018, respectively, related to consolidated FG VIEs.

Gross Premium Receivable
Roll Forward

	Year Ended December 31,
	2019	2018
	(in millions)
Beginning of year	$698	$730
Gross written premiums on new business	566	273
Gross premiums received	(268)	(267)
Adjustments:
Changes in the expected term	(8)	(1)
Accretion of discount	11	5
Foreign exchange translation and remeasurement (1)	20	(32)
Cancellation of assumed reinsurance	—	(10)
December 31, (2)	$1,019	$698
____________________

(1)
Includes foreign exchange gain (loss) on remeasurement recorded in the consolidated statements of operations of $20 million in 2019 and $(31) million in 2018. The remaining foreign exchange translation was recorded in OCI prior to the Combination, because a portion of premium receivables were attributable to consolidated subsidiaries that had functional currencies other than the U.S. dollar.

(2)	Excludes $3 million and $3 million as of December 31, 2019 and 2018, respectively, related to consolidated FG VIEs.

Approximately 93% and 88% of installment premiums at December 31, 2019 and December 31, 2018, respectively, are denominated in currencies other than the U.S. dollar, primarily the pound sterling and euro.

The timing and cumulative amount of actual collections may differ from those of expected collections in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, changes in expected lives and new business.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable
(Undiscounted)

As of December 31, 2019
(in millions)
2020 (January 1 – March 31)	$24
2020 (April 1 – June 30)	39
2020 (July 1 – September 30)	25
2020 (October 1 – December 31)	12
2021	69
2022	74
2023	62
2024	60
2025-2029	262
2030-2034	180
2035-2039	120
After 2039	319
Total (1)	$1,246
____________________

(1)	Excludes expected cash collections on consolidated FG VIEs of $4 million.

The timing and cumulative amount of actual net earned premiums may differ from those of expected net earned premiums in the table below due to factors such as accelerations, commutations, changes in expected lives and new business.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of December 31, 2019
(in millions)
2020 (January 1 – March 31)	$46
2020 (April 1 – June 30)	45
2020 (July 1 – September 30)	45
2020 (October 1 – December 31)	44
Subtotal 2020	180
2021	166
2022	155
2023	145
2024	136
2025-2029	539
2030-2034	376
2035-2039	238
After 2039	354
Net deferred premium revenue(1)	2,289
Future accretion	180
Total future net earned premiums	$2,469
____________________

(1)	Excludes net earned premiums on consolidated FG VIEs of $43 million.

Selected Information for Financial Guaranty Insurance
Policies with Premiums Paid in Installments

	As of December 31, 2019	As of December 31, 2018
	(dollars in millions)
Premiums receivable	$1,019	$698
Gross deferred premium revenue	1,208	938
Weighted-average risk-free rate used to discount premiums	1.6%	2.2%
Weighted-average period of premiums receivable (in years)	14.4	9.6

Financial Guaranty Insurance Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition, as well as ceding commission income and expense on ceded reinsurance contracts, are deferred and reported net.

Capitalized policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine deferral rates.

Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs (DAC), with a corresponding offset to net premiums receivable or reinsurance balances payable.

DAC is amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is recognized at that time. Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred.

Rollforward of
Deferred Ceding Commissions,
Net of DAC (1)

	Year Ended December 31,
	2019	2018
	(in millions)
Beginning of year	$(99)	$(93)
Deferrals	23	(16)
Amortization (2)	9	10
December 31,	$(67)	$(99)
____________________

(1)	The balances are included in other liabilities in the consolidated balance sheets.

(2)	Included in other expenses in the consolidated statements of operations.

Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses and reported in other assets. As discussed in Note 7, Fair Value Measurement, contracts that meet the definition of a derivative, as well as consolidated FG VIEs’ assets and liabilities, are recorded separately at fair value. Any expected losses related to consolidated FG VIEs are eliminated upon consolidation.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand‑ready obligation. Unearned premium reserve is deferred premium revenue, less claim payments and recoveries received that have not yet been recognized in the statement of operations (contra-paid). At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid plus contra-paid (total losses) exceed the deferred premium revenue, on a contract by contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, it first reduces any recorded loss and LAE reserve. To the extent there is no loss and LAE reserve on a contract, then such claim payment is recorded as “contra-paid,” which reduces the unearned premium reserve. The contra-paid is recognized in the line item “loss and LAE” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. Loss and LAE in the consolidated statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured exposure under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded, if “total loss” is not in excess of deferred premium revenue, or

•	the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

The ceded component of salvage and subrogation recoverable is recorded in the line item other liabilities.

Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance. To discount loss reserves, the Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.00% to 2.45% with a weighted average of 1.91% as of December 31, 2019 and 0.00% to 3.06% with a weighted average of 2.73% as of December 31, 2018.

Net Reserve (Salvage)

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Public finance:
U.S. public finance	$120	$315
Non-U.S. public finance	3	10
Public finance	123	325
Structured finance:
U.S. RMBS (1)	(63)	27
Other structured finance	8	8
Structured finance	(55)	35
Total	$68	$360
____________________

(1)	Excludes net reserves of $35 million and $44 million as of December 31, 2019 and December 31, 2018, respectively, related to consolidated FG VIEs.

Components of Net Reserves (Salvage)

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Loss and LAE reserve	$631	$770
Reinsurance recoverable on unpaid losses	(200)	(179)
Loss and LAE reserve, net	431	591
Salvage and subrogation recoverable	(488)	(311)
Salvage and subrogation reinsurance payable (1)	125	80
Salvage and subrogation recoverable, net	(363)	(231)
Net reserves (salvage)	$68	$360
____________________

(1)	Recorded as a component of reinsurance balances payable in the consolidated balance sheets.

The table below provides a reconciliation of net expected loss to be paid for financial guaranty insurance contracts to net expected loss to be expensed. Expected loss to be paid for financial guaranty insurance contracts differs from expected loss to be expensed due to: (i) the contra-paid which represents the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2019
(in millions)
Net expected loss to be paid - financial guaranty insurance	158
Contra-paid, net	17
Salvage and subrogation recoverable, net of reinsurance	363
Loss and LAE reserve, net of reinsurance	(431)
Net expected loss to be expensed (present value) (1)	$107
____________________
(1)    Excludes $30 million as of December 31, 2019, related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2019
(in millions)
2020 (January 1 – March 31)	$3
2020 (April 1 – June 30)	3
2020 (July 1 – September 30)	3
2020 (October 1 – December 31)	2
Subtotal 2020	11
2021	10
2022	9
2023	8
2024	9
2025-2029	36
2030-2034	16
2035-2039	6
After 2039	2
Net expected loss to be expensed	107
Future accretion	(15)
Total expected future loss and LAE	$92

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Loss (Benefit)
	Year Ended December 31,
	2019	2018
	(in millions)
Public finance:
U.S. public finance	$96	$30
Non-U.S. public finance	(6)	(4)
Public finance	90	26
Structured finance:
U.S. RMBS (1)	(108)	(1)
Other structured finance	1	—
Structured finance	(107)	(1)
Loss and LAE	$(17)	$25
____________________

(1)	Excludes a benefit of $16 million and a loss of $3 million for the years ended December 31, 2019 and December 31, 2018, respectively, related to consolidated FG VIEs.

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2019

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks (1)	68	(55)	3	(1)	42	(40)	113	—	113
Remaining weighted-average contract period (in years)	7.9	7.8	8.8	9.8	8.9	9.2	8.4	—	8.4
Outstanding exposure:
Par	$2,226	$(554)	$84	$(1)	$3,631	$(1,000)	$4,386	$—	$4,386
Interest	958	(233)	46	—	1,552	(457)	1,866	—	1,866
Total(2)	$3,184	$(787)	$130	$(1)	$5,183	$(1,457)	$6,252	$—	$6,252
Expected cash outflows (inflows)	$99	$(13)	$9	$—	$2,490	$(754)	$1,831	$(228)	$1,603
Potential recoveries(3)	(352)	42	(4)	—	(1,967)	664	(1,617)	157	(1,460)
Subtotal	(253)	29	5	—	523	(90)	214	(71)	143
Discount	37	(3)	(1)	—	(4)	(28)	1	14	15
Present value of expected cash flows	$(216)	$26	$4	$—	$519	$(118)	$215	$(57)	$158
Deferred premium revenue	$118	$(9)	$11	$(1)	$155	$(21)	$253	$(44)	$209
Reserves (salvage)	$(237)	$29	$2	$—	$413	$(104)	$103	$(35)	$68

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2018

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	71	(56)	3	(3)	48	(46)	122	—	122
Remaining weighted-average contract period (in years)	7.9	8.1	4.4	2.8	9.8	9.8	8.9	—	8.9
Outstanding exposure:
Par	$2,605	$(596)	$265	$(44)	$4,308	$(1,067)	$5,471	$—	$5,471
Interest	1,129	(264)	72	(6)	2,137	(499)	2,569	—	2,569
Total(2)	$3,734	$(860)	$337	$(50)	$6,445	$(1,566)	$8,040	$—	$8,040
Expected cash outflows (inflows)	$85	$(18)	$42	$(4)	$2,418	$(518)	$2,005	$(247)	$1,758
Potential recoveries (3)	(257)	41	(25)	—	(1,642)	420	(1,463)	160	(1,303)
Subtotal	(172)	23	17	(4)	776	(98)	542	(87)	455
Discount	40	(8)	(1)	—	(2)	(34)	(5)	19	14
Present value of expected cash flows	$(132)	$15	$16	$(4)	$774	$(132)	$537	$(68)	$469
Deferred premium revenue	$105	$(15)	$56	$(3)	$204	$(25)	$322	$(60)	$262
Reserves (salvage)	$(150)	$19	$7	$(4)	$646	$(114)	$404	$(44)	$360
____________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes amounts related to FG VIEs.

(3)
Represents expected inflows for future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on any underlying collateral and other estimated recoveries. Potential recoveries also include recoveries on certain investment grade credits, related mainly to exposures that were previously BIG and for which claims have been paid in the past.

Ratings Impact on Financial Guaranty Business

A downgrade of the Company may result in increased claims under financial guaranties issued by the Company, if counterparties exercise contractual rights triggered by the downgrade against insured obligors, and the insured obligors are unable to pay.

For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. AGM insures periodic payments owed by the municipal obligors to the bank counterparties. In certain cases, AGM also insures termination payments that may be owed by the municipal obligors to the bank counterparties. If (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded past a specified level, and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it, then AGM would be required to pay the termination payment due by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were downgraded below "A" by S&P Global Ratings, a division of

Standard & Poor’s Financial Services LLC (S&P) or below "A2" by Moody’s Investors Service Inc. (Moody's), and the conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then AGM could pay claims in an amount not exceeding approximately $377 million in respect of such termination payments.

As another example, with respect to variable rate demand obligations (VRDOs) for which a bank has agreed to provide a liquidity facility, a downgrade of AGM may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% - 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM under its financial guaranty policy. As of December 31, 2019, the Company had insured approximately $2.6 billion net par of VRDOs, of which approximately $38 million of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

In addition, AGM may be required to pay claims in respect of AGMH’s former financial products business if Dexia SA and its affiliates, from which Assured Guaranty had purchased AGMH and its subsidiaries, do not comply with their obligations following a downgrade of the financial strength rating of AGM. A downgrade of the financial strength rating of AGM could trigger a payment obligation of AGM in respect to AGMH's former guaranteed investment contracts (GIC) business. Most GICs insured by AGM allow for the termination of the GIC contract and a withdrawal of GIC funds at the option of the GIC holder in the event of a downgrade of AGM below a specified threshold, generally below A- by S&P or A3 by Moody's. AGMH's former subsidiary FSA Asset Management LLC is expected to have sufficient eligible and liquid assets to satisfy any expected withdrawal and collateral posting obligations resulting from future rating actions affecting AGM.

6.    Reinsurance

The Company assumes a portion of an insured risk (Assumed Business) and may cede portions of exposure it has insured (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract (except for those eliminated as FG VIEs). For any assumed or ceded financial guaranty insurance premiums and losses, the accounting models described in Note 5, Contracts Accounted for as Insurance, are followed. For any ceded credit derivative contracts, the accounting model in Note 7, Fair Value Measurement, is followed.

Ceded and Assumed Business

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. The Company's ceded contracts generally allow the Company to recapture ceded financial guaranty business after certain triggering events, such as reinsurer downgrades.

The Company has Assumed Business from its affiliate, AGC. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where AGC is experiencing financial distress and is unable to pay premiums. The Company's agreement with AGC is generally subject to termination at the option of AGC if the Company fails to meet certain financial and regulatory criteria or to maintain a specified minimum financial strength rating. Upon termination due to one of the foregoing events, the Company may be required to return to AGC unearned premiums (net of any ceding commission) and loss reserves calculated on a statutory basis of accounting, attributable to the reinsurance assumed, after which the Company would be released from liability with respect to its Assumed Business from AGC. In addition, in lieu of termination due to one of the aforementioned events, the Company may be obligated to increase the level of ceding commission paid.

Effect of Reinsurance

The following table presents the components of premiums and losses reported in the consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2019	2018
	(in millions)
Premiums Written:
Direct	$558	$273
Assumed	—	(1)
Ceded (1)	36	(81)
Net	$594	$191
Premiums Earned:
Direct	$311	$353
Assumed	21	29
Ceded (1)	(73)	(91)
Net	$259	$291
Loss and LAE:
Direct	$48	$52
Assumed	—	(1)
Ceded (1)	(65)	(26)
Net	$(17)	$25
 ____________________

(1)	Positive ceded premiums written were due to commutations and changes in expected debt service schedules. See Note 12, Related Party Transactions, for balances with affiliates.

Ceded Reinsurance (1)

	As of December 31, 2019		As of December 31, 2018
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in millions)
Ceded premium payable, net of commissions	$127	$6	$105	$11
Ceded expected loss to be recovered (paid)	81	11	107	14
Ceded unearned premium reserve	606	13	682	32
Ceded par outstanding (2)	51,755	774	54,249	1,906
____________________

(1)
The total collateral posted by all affiliated and non-affiliated reinsurers required to post, or that had agreed to post, collateral as of December 31, 2019 and December 31, 2018 was approximately $933 million and $1.3 billion, respectively. The collateral excludes amounts posted by AGM for the benefit of AGE UK.

(2)
Of the total par ceded to unrated or BIG rated reinsurers, $224 million and $236 million is rated BIG as of December 31, 2019 and December 31, 2018, respectively. Of the total ceded par to affiliates, $1,331 million and $1,470 million is rated BIG as of December 31, 2019 and December 31, 2018, respectively.

In accordance with U.S. statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. These reinsurers are required to post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premium reserve, loss reserves and contingency reserves all calculated on a statutory basis of accounting. In addition, certain authorized reinsurers post collateral on terms negotiated with the Company.

Commutations

Effect of Commutations of Ceded Reinsurance Contracts

	Year Ended December 31,
	2019	2018
	(in millions)
Increase in net unearned premium reserve	$136	$64
Increase in net par outstanding	6,509	1,457
Commutation gains (losses)	10	(16)

In 2019, AGM reassumed previously ceded business from affiliated and non-affiliated companies resulting in a $10 million commutation gain, of which $9 million was related to a commutation with its affiliate, Assured Guaranty Re Ltd. (AG Re).

Excess of Loss Reinsurance Facility

Effective January 1, 2018, AGC, AGM and MAC entered into a $400 million aggregate excess of loss reinsurance facility of which $180 million was placed with an unaffiliated reinsurer. This facility covered losses occurring from January 1,
2018 through December 31, 2025, and terminated on January 1, 2020, after AGC, AGM and MAC chose not to extend it. The facility covered certain U.S. public finance exposures insured or reinsured by AGC, AGM and MAC as of September 30, 2017, excluding exposures that were rated below investment grade as of December 31, 2017 by Moody’s or S&P or internally by
AGC, AGM or MAC and was subject to certain per credit limits. Among the exposures excluded were those associated with the
Commonwealth of Puerto Rico and its related authorities and public corporations. AGC, AGM and MAC paid approximately
$3.2 million of premiums (of which AGM and MAC paid approximately $2.8 million) in 2018 for the term January 1, 2018 through December 31, 2018 and approximately $3.2 million of premiums (of which AGM and MAC paid approximately $2.8 million) in 2019 for the term January 1, 2019 through December 31, 2019.

7.    Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2019, no changes were made to the Company’s valuation models that had, or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

 The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability's categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

During the periods presented, there were no transfers into or from Level 3.

Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of fixed-maturity securities in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy as their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

As of December 31, 2019, the Company used models to price 65 securities, including securities that were purchased or obtained for loss mitigation or other risk management purposes, with a Level 3 fair value of $574 million. Most Level 3 securities were priced with the assistance of an independent third party. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Assets

Committed Capital Securities (CCS)

The fair value of AGM Committed Preferred Trust Securities (the AGM CPS), which is recorded in other assets on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGM CPS agreements, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 14, Credit Facilities). The change in fair value of the AGM CPS are recorded in other income in the consolidated statement of operations. Fair value changes on the AGM CPS recorded in other income were losses of $12 million in 2019 and gains of $8 million in 2018. The estimated current cost of the AGM CPS is based on several factors, including AGM CDS spreads, LIBOR curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding. The AGM CPS are classified as Level 3 in the fair value hierarchy.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives primarily consist of insured CDS contracts, and also include interest rate swaps that qualify as derivatives under GAAP, which requires fair value measurement with changes recorded in the statement of operations.

Credit derivative transactions are governed by International Swaps and Derivative Association documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of the Company's credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads and the credit ratings of referenced entities.

As of December 31, 2019 and December 31, 2018, the net par outstanding of credit derivatives (which was all investment grade) was $857 million and $771 million, respectively, and the fair value of credit derivatives was a liability of $2 million and $25 million, respectively, which decreased primarily due to a final maturity paydown of a U.S. structured finance transaction. The change in fair value of credit derivatives recorded in other income were gains of $4 million in both 2019 and 2018. There was no change to the fair value methodology in 2019. The estimated remaining weighted average life of credit derivatives was 5.3 years at December 31, 2019 and 5.6 years at December 31, 2018.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for all the FG VIEs’ assets and liabilities and classifies them as Level 3 in the fair value hierarchy. The prices are generally determined with the assistance of an independent third-party, based on a discounted cash flow approach. The net change in the fair value of consolidated FG VIEs’ assets and liabilities is recorded in "fair value gains (losses) on FG VIEs" in the consolidated statements of operations, except for change in fair value of FG VIEs’ liabilities with recourse caused by changes in instrument-specific credit risk (ISCR) which is separately presented in OCI. Interest income and interest expense are derived from the trustee reports and also included in "fair value gains (losses) on FG VIEs." The FG VIEs issued securities collateralized by first lien and second lien RMBS.

The fair value of the Company’s FG VIEs’ assets is generally sensitive to changes in estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could have materially changed the market value of the FG VIEs’ assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIEs’ assets is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically could lead to a decrease in the fair value of FG VIEs’ assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIEs’ assets. The third-party utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the independent third-party, on comparable bonds.

The models used to price the FG VIEs’ liabilities generally apply the same inputs used in determining fair value of FG VIEs’ assets. For those liabilities insured by the Company, the benefit of the Company's insurance policy guaranteeing the timely payment of principal and interest is also taken into account.

Significant changes to any of the inputs described above could have materially changed the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit of the Company’s insurance policy guaranteeing the timely payment of principal and interest for the insured tranches of debt issued by the FG VIEs. In general, extending the timing of expected loss payments by the Company into the future typically could lead to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIEs’ liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically could lead to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIEs’ liabilities with recourse.

Amounts recorded at fair value in the Company's financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2019

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$2,402	$—	$2,367	$35
U.S. government securities	41	—	41	—
Corporate securities	1,226	—	1,185	41
Mortgage-backed securities:
RMBS	403	—	114	289
Commercial mortgage-backed securities (CMBS)	209	—	209	—
Asset-backed securities	240	—	31	209
Non-U.S. government securities	231	—	231	—
Total fixed-maturity securities	4,752	—	4,178	574
Short-term investments	736	593	143	—
Other invested assets (1)	4	—	—	4
FG VIEs’ assets, at fair value	392	—	—	392
Other assets	26	—	—	26
Total assets carried at fair value	$5,910	$593	$4,321	$996
Liabilities:
FG VIEs’ liabilities with recourse, at fair value	321	—	—	321
FG VIEs’ liabilities without recourse, at fair value	100	—	—	100
Other liabilities	3	—	—	3
Total liabilities carried at fair value	$424	$—	$—	$424

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2018

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$2,898	$—	$2,860	$38
U.S. government securities	43	—	43	—
Corporate securities	1,093	—	1,037	56
Mortgage-backed securities:
RMBS	459	—	170	289
CMBS	276	—	276	—
Asset-backed securities	294	—	29	265
Non-U.S. government securities	279	—	279	—
Total fixed-maturity securities	5,342	—	4,694	648
Short-term investments	319	143	176	—
Other invested assets (1)	5	—	—	5
FG VIEs’ assets, at fair value	467	—	—	467
Other assets	38	—	—	38
Total assets carried at fair value	$6,171	$143	$4,870	$1,158
Liabilities:
FG VIEs’ liabilities with recourse, at fair value	$409	$—	$—	$409
FG VIEs’ liabilities without recourse, at fair value	101	—	—	101
Other liabilities	26	—	—	26
Total liabilities carried at fair value	$536	$—	$—	$536
____________________
(1)    Includes Level 3 mortgage loans that are recorded at fair value on a non-recurring basis.

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company's Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2019 and 2018.

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Year Ended December 31, 2019

	Fixed-Maturity Securities														FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (5)		With Recourse, at Fair Value		Without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2018	$38		$56		$289		$265		$467		$38		$(25)		$(409)		$(101)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	1	(1)	(8)	(1)	18	(1)	5	(1)	53	(2)	(12)	(3)	4	(4)	(27)	(2)	(8)	(2)
Other comprehensive income (loss)	(3)		(7)		23		(8)		—		—		—		3		—
Purchases	—		—		10		3		—		—		—		—		—
Sales	—		—		—		(28)		(51)		—		—		—		—
Settlements	(1)		—		(51)		(28)		(72)		—		19		108		8
FG VIE consolidation	—		—		—		—		6		—		—		(5)		(1)
FG VIE deconsolidations	—		—		—		—		(11)		—		—		9		2
Fair value as of December 31, 2019	$35		$41		$289		$209		$392		$26		$(2)		$(321)		$(100)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of December 31, 2019									$63	(2)	$(12)	(3)	$2	(4)	$(26)	(2)	$(16)	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of December 31, 2019	$(3)		$(7)		$23		$2								$3

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Year Ended December 31, 2018

	Fixed-Maturity Securities														FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (5)		With Recourse, at Fair Value		Without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2017	$21		$67		$300		$138		$577		$31		$(48)		$(495)		$(128)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	2	(1)	(14)	(1)	20	(1)	5	(1)	(1)	(2)	7	(3)	4	(4)	1	(2)	3	(2)
Other comprehensive income (loss)	16		3		(16)		(7)		—		—		—		—		—
Purchases	—		—		36		139		—		—		—		—		—
Settlements	(1)		—		(51)		(10)		(92)		—		19		84		8
FG VIE deconsolidations	—		—		—		—		(17)		—		—		1		16
Fair value as of December 31, 2018	$38		$56		$289		$265		$467		$38		$(25)		$(409)		$(101)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of December 31, 2018									$8	(2)	$8	(3)	$21	(4)	$3	(2)	$3	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of December 31, 2018	$16		$3		$(14)		$(7)				$—				$—
____________________

(1)	Included in net realized investment gains (losses) and net investment income.

(2)	Included in fair value gains (losses) on FG VIEs.

(3)	Recorded in net investment income and other income.

(4)	Recorded in other income.

(5)
Represents the net position of credit derivatives. Credit derivative assets (recorded in other assets) and credit derivative liabilities (recorded in other liabilities) are shown gross in the consolidated balance sheet based on net exposure by counterparty.

(6)    Includes CCS and other invested assets.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2019

Financial Instrument Description (1)	Fair Value at December 31, 2019 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	35	Yield	4.5%	-	12.6%	8.6%

Corporate securities	41	Yield	35.9%

RMBS	289	CPR	2.0%	-	14.6%	5.7%
		CDR	2.1%	-	7.0%	5.0%
		Loss severity	50.0%	-	100.0%	77.7%
		Yield	3.7%	-	6.1%	4.6%
Asset-backed securities:
Life insurance transactions	32	Yield	5.8%

CLOs	177	Yield	2.5%	-	3.1%	2.9%

FG VIEs’ assets, at fair value	392	CPR	0.1%	-	18.6%	8.5%
		CDR	1.2%	-	24.7%	4.7%
		Loss severity	40.0%	-	100.0%	74.1%
		Yield	3.0%	-	8.4%	5.2%

Other assets	25	Implied Yield	5.1%
		Term (years)	10 years

Credit derivative liabilities, net	(2)	Internal credit rating	AA+	-	BBB-	A-

FG VIEs’ liabilities, at fair value	(421)	CPR	0.1%	-	18.6%	8.5%
		CDR	1.2%	-	24.7%	4.7%
		Loss severity	40.0%	-	100.0%	74.1%
		Yield	2.7%	-	8.4%	4.3%
___________________

(1)	Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

(2)	Excludes several investments recorded in other invested assets with fair value of $4 million.

 Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2018

Financial Instrument Description (1)	Fair Value at December 31, 2018 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$38	Yield	4.5%	-	26.1%	15.0%

Corporate securities	56	Yield	29.5%

RMBS	289	CPR	3.4%	-	12.2%	5.4%
		CDR	3.4%	-	6.9%	5.3%
		Loss severity	50.0%	-	100.0%	82.5%
		Yield	5.3%	-	8.1%	6.1%
Asset-backed securities:
Life insurance transactions	59	Yield	6.5%	-	7.1%	6.8%

CLOs	206	Yield	3.8%	-	4.7%	4.3%

FG VIEs’ assets, at fair value	467	CPR	0.9%	-	18.1%	8.8%
		CDR	1.3%	-	23.7%	5.1%
		Loss severity	60.0%	-	100.0%	77.4%
		Yield	5.0%	-	10.2%	7.1%

Other assets	37	Implied Yield	6.6%
		Term (years)	10 years

Credit derivative liabilities, net	(25)	Internal credit rating	AA+	-	BBB-	A-

FG VIEs’ liabilities, at fair value	(510)	CPR	0.9%	-	18.1%	8.8%
		CDR	1.3%	-	23.7%	5.1%
		Loss severity	60.0%	-	100.0%	77.4%
		Yield	5.0%	-	10.2%	5.6%
___________________

(1)	Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

(2)	Excludes several investments recorded in other invested assets with fair value of $5 million.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

Surplus Note from Affiliate

The fair value of the surplus note issued by AGC to AGM was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the surplus note was classified as Level 3.

Loans Receivable from Affiliate

The fair value of the loan receivable from affiliate was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loans receivable was classified as Level 3.

The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2019		As of December 31, 2018
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets (liabilities):
Surplus note from affiliate	$300	$326	$300	$289
Other invested assets	1	2	1	2
Loans receivable from affiliate	163	176	—	—
Other assets (1)	49	49	92	92
Financial guaranty insurance contracts (2)	(1,452)	(1,195)	(1,697)	(2,507)
Other liabilities (1)	(10)	(9)	(8)	(7)
____________________

(1)
The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, for which the carrying value approximates fair value.

(2)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

8.    Investments and Cash

Accounting Policy

The vast majority of the Company's investment portfolio consists of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase (approximately 92% based on fair value as of December 31, 2019), and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired securities are bifurcated between credit losses and non-credit changes in fair value. The credit loss on other-than-temporarily-impaired securities is recorded in the statement of operations and the non-credit component of the change in fair value of securities is recorded in OCI. For securities in an unrealized loss position where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, the entire impairment loss (i.e., the difference between the security's fair value and its amortized cost) is recorded in the consolidated statements of operations. Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other-than-temporary impairments (OTTI) on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage‑backed securities, other than loss mitigation securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Loss mitigation securities are generally purchased at a discount and are accounted for based on their underlying investment type, excluding the effects of the Company’s insurance. Interest income on loss mitigation securities is recognized on a level yield basis over the remaining life of the security.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

The surplus note issued by AGC to AGM is classified as held to maturity. See Note 12, Related Party Transactions for more information.

Other invested assets primarily consist of equity method investments. The Company's equity method investments primarily consist of an investment in a renewable energy company, as well as investments in private equity funds and a managed account investment advisor. Other invested assets also includes the Company's investments in Assured Investment Management funds, carried under the equity method. Changes in the value of equity method investments are recorded in the consolidated statements of operations in "equity in earnings of investees." Other invested assets also includes other equity investments carried at fair value. The change in fair value of these investments is recorded in other income in the consolidated statements of operations.

Cash consists of cash on hand and demand deposits. As a result of the lag in reporting FG VIEs, cash and short-term investments do not reflect cash outflow to the holders of the debt issued by the FG VIEs for claim payments made by the Company to the consolidated FG VIEs until the subsequent reporting period. The Company has no restricted cash at December 31, 2019 and 2018.

Assessment for Other-Than Temporary Impairments

The Company has a formal review process to determine OTTI for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated;

•	the impact of foreign exchange rates; and

•	whether scheduled interest payments are past due.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security is in an unrealized loss position and its net present value is less than the amortized cost of the investment, an OTTI is recorded. The net present value is calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral such as default rates, recoveries and changes in value. The assumptions used in these projections require the use of significant management judgment. If management's assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

In addition to the factors noted above, the Company also seeks advice from its outside investment managers.

Net Investment Income and Equity Method Investment Earnings

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. Net investment income includes the income earned on fixed-maturity securities, short-term investments, surplus note, loans from affiliate and other invested assets, other than investments accounted for under the equity method, which are recorded in equity in earnings of investees. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income, which is recorded in other assets, was $46 million and $53 million as of December 31, 2019 and December 31, 2018, respectively.

Net Investment Income

	Year Ended December 31,
	2019	2018
	(in millions)
Income from securities managed by third parties	$141	$159
Income from internally managed securities	43	39
Interest income on surplus note from affiliate and loans from affiliate	12	11
Gross investment income	196	209
Investment expenses	(5)	(5)
Net investment income	$191	$204

Realized Investment Gains (Losses)

The table below presents the components of net realized investment gains (losses).

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2019	2018
	(in millions)
Gross realized gains on available-for-sale securities	$43	$20
Gross realized losses on available-for-sale securities	(3)	(8)
Net realized gains (losses) on other invested assets	(1)	(1)
Net impairment loss (1)	(34)	(35)
Net realized investment gains (losses) (2)	$5	$(24)
____________________

(1)
Net impairment loss recognized in the consolidated statement of operations for 2019 and 2018 was attributable to securities purchased for loss mitigation and other risk management purposes and change in foreign exchange rates.

(2)	Includes foreign currency gains (losses) of $(15) million and $1 million for 2019 and 2018, respectively.

The proceeds from sales of available-for-sale fixed-maturity securities were $976 million and $487 million for the years ended December 31, 2019 and 2018, respectively.

The following table presents the roll-forward of the credit losses on fixed-maturity securities for which the Company has recognized an OTTI and for which unrealized loss was recognized in OCI.

Roll Forward of Credit Losses
in the Investment Portfolio

	Year Ended December 31,
	2019	2018
	(in millions)
Balance, beginning of period	$169	$148
Additions for credit losses on securities for which an OTTI was previously recognized	15	21
Balance, end of period	$184	$169

Investment Portfolio

As of December 31, 2019, the majority of the investment portfolio is managed by six outside managers (including Wasmer, Schroeder & Company LLC, in which the Company has a minority interest). The Charles Schwab Corporation announced on February 24, 2020 that it had entered into an agreement to acquire Wasmer, Schroeder & Company, LLC, and that, subject to customary closing conditions, it expects to close the transaction in mid-2020. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The managed portfolio must maintain a minimum average rating of A+ by S&P or A1 by Moody's.

The investment portfolio tables shown below include assets managed both externally and internally. The internally managed portfolio primarily consists of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) other alternative investments that the Company believes present an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase loss mitigation securities, at discounted prices. The Company also holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of the financial guaranties (other risk management assets).

Alternative investments include investing in both equity and debt securities. The Company has made minority investments in investment managers as part of its strategy of participating in that market and has also made other unrelated investments that it believes present attractive investment opportunities. In February 2017, the Company agreed to purchase up to $100 million of limited partnership interests in a fund that invests in the equity of private equity managers of which $86 million of the commitment was not funded as of December 31, 2019. In December 2019, the Company invested in a limited liability company that owns fuel cells.

In October 2019, AGM and MAC provided loans of $162.5 million to AGUS to help fund a portion of the BlueMountain Acquisition. In addition, AGM and MAC contributed $325 million in October 2019 to AGAS. As of December 31, 2019, AGAS had committed capital to the three Assured Investment Management funds, of which $79 million has been drawn and invested by the respective funds and $114 million of the commitment remained outstanding. See Note 1, Business and Basis of Presentation -- Acquisition of BlueMountain.

Investment Portfolio
Carrying Value

	As of December 31,
	2019	2018
	(in millions)
Fixed-maturity securities (1):
Externally managed	$4,345	$4,890
Internally managed	407	452
Short-term investments	736	319
Surplus note from affiliate	300	300
Other invested assets internally managed:
Equity method investments-funds managed by Assured Investment Management	77	—
Equity method investments-other	91	25
Other	5	6
Total	$5,961	$5,992
____________________

(1)	7.4% and 8.3% of fixed-maturity securities are rated BIG as of December 31, 2019 and December 31, 2018, respectively.

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2019

Security Type	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Pre-tax Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating (3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	43%	$2,250	$152	$—	$2,402	$10	AA-
U.S. government securities	1	38	3	—	41	—	AA+
Corporate securities	23	1,189	56	(19)	1,226	(9)	A+
Mortgage-backed securities(4):
RMBS	7	390	19	(6)	403	5	BBB-
CMBS	4	202	7	—	209	—	AAA
Asset-backed securities	4	239	2	(1)	240	—	AA-
Non-U.S. government securities	4	229	7	(5)	231	4	AA
Total fixed-maturity securities	86	4,537	246	(31)	4,752	10	A+
Short-term investments	14	736	—	—	736	—	AAA
Total investment portfolio	100%	$5,273	$246	$(31)	$5,488	$10	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2018

Security Type	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-tax Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating (3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	50%	$2,816	$89	$(7)	$2,898	$13	AA-
U.S. government securities	1	41	2	—	43	—	AA+
Corporate securities	20	1,117	8	(32)	1,093	(4)	A
Mortgage-backed securities(4):
RMBS	8	475	10	(26)	459	(14)	BB+
CMBS	5	278	2	(4)	276	—	AAA
Asset-backed securities	5	284	12	(2)	294	8	A+
Non-U.S. government securities	5	299	2	(22)	279	—	AA
Total fixed-maturity securities	94	5,310	125	(93)	5,342	3	A+
Short-term investments	6	319	—	—	319	—	AAA
Total investment portfolio	100%	$5,629	$125	$(93)	$5,661	$3	AA-
____________________

(1)	Based on amortized cost.

(2)	Accumulated OCI (AOCI).

(3)
Ratings represent the lower of the Moody's and S&P classifications, except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company's portfolio primarily consists of high-quality, liquid instruments.

(4)	U.S. government-agency obligations were approximately 19% of mortgage backed securities as of December 31, 2019 and 27% as of December 31, 2018 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2019 and December 31, 2018 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2019 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Total Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
New York	$2	$20	$215	$237	$224	AA
Texas	8	48	172	228	213	AA
California	16	34	146	196	181	AA-
Florida	8	—	164	172	162	AA-
Washington	24	29	117	170	161	AA
Illinois	4	47	92	143	133	A+
Massachusetts	40	—	89	129	118	AA
Georgia	8	7	78	93	86	AA-
Pennsylvania	19	5	63	87	81	A+
Michigan	—	3	54	57	54	AA-
All others	21	82	474	577	538	A+
Total	$150	$275	$1,664	$2,089	$1,951	AA-

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2018 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Total Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
New York	$6	$22	$276	$304	$299	AA
Texas	7	83	213	303	297	AA
California	18	46	153	217	208	AA-
Washington	30	40	130	200	197	AA
Florida	8	8	160	176	171	AA-
Massachusetts	46	—	103	149	142	AA
Illinois	4	49	93	146	141	A+
Georgia	6	8	81	95	92	AA-
Pennsylvania	19	4	69	92	90	A+
District of Columbia	16	—	66	82	82	AA
All others	47	108	628	783	756	AA-
Total	$207	$368	$1,972	$2,547	$2,475	AA-
____________________

(1)
Excludes $313 million and $351 million as of December 31, 2019 and 2018, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio primarily consists of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities and universities.

Revenue Bonds
Sources of Funds

	As of December 31, 2019		As of December 31, 2018
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Transportation	$483	$453	$549	$539
Higher education	310	290	356	348
Water and sewer	280	262	361	352
Tax backed	241	225	266	258
Municipal utilities	164	147	204	186
Healthcare	125	117	165	159
All others	61	58	71	70
Total	$1,664	$1,552	$1,972	$1,912

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2019

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$20	$—	$2	$—	$22	$—
U.S. government securities	3	—	4	—	7	—
Corporate securities	19	—	111	(19)	130	(19)
Mortgage-backed securities:
RMBS	8	—	60	(6)	68	(6)
CMBS	3	—	—	—	3	—
Asset-backed securities	16	—	112	(1)	128	(1)
Non-U.S. government securities	—	—	56	(5)	56	(5)
Total	$69	$—	$345	$(31)	$414	$(31)
Number of securities		27		78		105
Number of securities with OTTI		1		4		5

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2018

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$85	$(1)	$289	$(6)	$374	$(7)
U.S. government securities	1	—	7	—	8	—
Corporate securities	478	(13)	183	(19)	661	(32)
Mortgage-backed securities:
RMBS	56	(2)	213	(24)	269	(26)
CMBS	69	(1)	84	(3)	153	(4)
Asset-backed securities	211	(2)	4	—	215	(2)
Non-U.S. government securities	83	(4)	99	(18)	182	(22)
Total	$983	$(23)	$879	$(70)	$1,862	$(93)
Number of securities (1)		256		260		500
Number of securities with OTTI (1)		5		15		18
___________________

(1)
The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2019 and December 31, 2018, 17 and 32 securities, respectively, had unrealized losses greater than 10% of book value. The total unrealized loss for these securities was $25 million as of December 31, 2019 and $41 million as of December 31, 2018. The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of December 31, 2019 and December 31, 2018 were not related to credit quality.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2019 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of December 31, 2019

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$163	$169
Due after one year through five years	1,067	1,101
Due after five years through 10 years	991	1,033
Due after 10 years	1,724	1,837
Mortgage-backed securities:
RMBS	390	403
CMBS	202	209
Total	$4,537	$4,752

Based on fair value, investments that are either held in trust for the benefit of third party ceding insurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise pledged or restricted totaled $10 million and $13 million, as of December 31, 2019 and December 31, 2018, respectively. In addition, the total collateral required to be funded into a reinsurance trust account by AGM for the benefit of AGE UK as of December 31, 2019 and December 31, 2018 was $283 million and $257 million, respectively, based on fair value.

No material investments of the Company were non-income producing for years ended December 31, 2019 and 2018, respectively.

9.    Variable Interest Entities

Accounting Policy

The Company evaluates whether it is the primary beneficiary of its VIEs. If the Company concludes that it is the primary beneficiary, it is required to consolidate the entire VIE in the Company's financial statements. In the case of FG VIEs, the effects of the financial guaranty insurance contracts issued by AGM is eliminated.

The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and continuously reconsiders the conclusion at each reporting date. In determining whether it is the primary beneficiary, the Company evaluates its direct and indirect interests in the VIE. The primary beneficiary of a VIE is the enterprise that has both 1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance; and 2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs but does not act as the servicer or collateral manager for any VIE obligations guaranteed by its insurance subsidiaries. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the Company's financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by the VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to VIEs, generate interest income that are in excess of the interest payments on the debt issued by the VIE. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the VIE (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGM is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGM’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on FG VIEs’ liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the FG VIEs’ debt, except for net premiums received and net claims paid by AGM under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 4, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, AGM, under its insurance contract, obtains certain protective rights with respect to the VIE that give AGM additional controls over the VIE. These protective rights are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, AGM typically is not deemed to control the VIE; however, once a trigger event occurs, AGM's control of the VIE typically increases. AGM continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by AGM and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. AGM is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make AGM the control party have not been triggered, then the VIE is not consolidated. If AGM is deemed no longer to have those protective rights, the VIE is deconsolidated.

The FG VIEs’ liabilities that are insured by the Company are considered to be with recourse, because the Company guarantees the payment of principal and interest regardless of the performance of the related FG VIEs’ assets. FG VIEs’ liabilities that are not insured by the Company are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs’ assets.

The Company has limited contractual rights to obtain the financial records of its consolidated FG VIEs. The FG VIEs do not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for them based on trustee reports prepared by and received from third parties. Such trustee reports are not available to the Company until approximately 30 days after the end of any given period. The time required to perform adequate reconciliations and analyses of the information in these trustee reports results in a one quarter lag in reporting the FG VIEs’ activities. The Company records the fair value of FG VIEs’ assets and liabilities based on modeled prices. The Company updates the model assumptions each reporting period for the most recent available information, which incorporates the impact of material events that may have occurred since the quarter lag date. The net change in the fair value of consolidated FG VIEs’ assets and liabilities is recorded in "fair value gains (losses) on FG VIEs" in the consolidated statements of operations, except for change in fair value of FG VIEs’ liabilities with recourse caused by changes in ISCR which is now separately presented in OCI, effective January 1, 2018. The inception to date change in fair value of the FG VIEs’ liabilities with recourse attributable to the ISCR is calculated by holding all current period assumptions constant for each security and isolating the effect of the change in the Company’s CDS spread from the most recent date of consolidation to the current period. In general, if the Company’s CDS spread tightens more value will be assigned to the Company’s credit; however, if the Company’s CDS widens, less value is assigned to the Company’s credit. Interest income and interest expense are derived from the trustee reports and also included in “fair value gains (losses) on FG VIEs.” The Company has elected the fair value option for assets and liabilities classified as FG VIEs’ assets and liabilities because the carrying amount transition method was not practical.

Consolidated FG VIEs

Number of FG VIEs Consolidated

	Year Ended December 31,
	2019	2018
Beginning of year	23	24
Consolidated	1	—
Deconsolidated	(3)	(1)
December 31	21	23

The change in the ISCR of the FG VIEs’ assets held as of December 31, 2019 that was recorded in the consolidated statements of operations for 2019 were gains of $29 million. The change in ISCR of the FG VIEs’ assets was a gain of $5 million for 2018. To calculate ISCR, the change in the fair value of the FG VIEs’ assets is allocated between changes that are due to ISCR and changes due to other factors, including interest rates. The ISCR amount is determined by using expected cash flows at the original date of consolidation discounted at the effective yield less current expected cash flows discounted at that same original effective yield.

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Excess of unpaid principal over fair value of:
FG VIEs' assets	$251	$306
FG VIEs' liabilities with recourse	17	41
FG VIEs' liabilities without recourse	18	26
Unpaid principal balance for FG VIEs’ assets that were 90 days or more past due	45	59
Unpaid principal for FG VIEs’ liabilities with recourse (1)	337	450
____________________

(1)	FG VIEs’ liabilities with recourse will mature at various dates ranging from 2019 to 2038.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize the respective debt obligations for FG VIEs’ liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of December 31, 2019		As of December 31, 2018
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$252	$281	$279	$308
U.S. RMBS second lien	40	40	87	101
Total with recourse	292	321	366	409
Without recourse	100	100	101	101
Total	$392	$421	$467	$510

Effect of Consolidation of FG VIEs

The effects on the statement of operations and financial condition of consolidating FG VIEs include (i) changes in fair value gains (losses) on FG VIEs’ assets and liabilities, (ii) the elimination of premiums and losses related to the FG VIEs’ liabilities with recourse and (iii) the elimination of investment balances related to the Company’s purchase of AGM insured FG VIEs’ debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

The cash flows generated by the FG VIEs’ assets are classified as cash flows from investing activities. Paydowns of FG VIEs' liabilities are supported by the cash flows generated by FG VIEs’ assets, and for liabilities with recourse, possibly claim payments made by AGM under its financial guaranty insurance contracts. Paydowns of FG VIEs' liabilities both with and without recourse are classified as cash flows used in financing activities. Interest income, interest expense and other expenses of the FG VIEs’ assets and liabilities are classified as operating cash flows. Claim payments made by AGM under the financial guaranty contracts issued to the FG VIEs are eliminated upon consolidation and therefore such claim payments are treated as paydowns of FG VIEs’ liabilities as a financing activity as opposed to an operating activity of AGM.

Effect of Consolidating VIEs
on the Consolidated Balance Sheets
Increase (Decrease)

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Assets
Fixed maturity securities and short-term investments	$(33)	$(32)
Premiums receivable, net of commissions payable	(3)	(3)
Salvage and subrogation recoverable	(3)	(1)
FG VIEs’ assets, at fair value	392	467
Total assets	$353	$431
Liabilities and shareholder’s equity
Unearned premium reserve	$(35)	$(45)
Loss and LAE reserve	(38)	(45)
Deferred tax liabilities	—	3
FG VIEs’ liabilities with recourse, at fair value	321	409
FG VIEs’ liabilities without recourse, at fair value	100	101
Total liabilities	348	423

Retained earnings	35	38
Accumulated other comprehensive income	(30)	(30)
Total shareholder’s equity attributable to Assured Guaranty Municipal Corp.	5	8
Total liabilities and shareholder’s equity	$353	$431

Effect of Consolidating VIEs
on the Consolidated Statements of Operations
Increase (Decrease)

	Year Ended December 31,
	2019	2018
	(in millions)
Net earned premiums	$(16)	$(11)
Net investment income	(4)	(4)
Fair value gains (losses) on FG VIEs (1)	32	10
Loss and LAE	(16)	3
Effect on income before tax	(4)	(2)
Less: Tax provision (benefit)	(1)	(1)
Effect on net income (loss)	$(3)	$(1)
 ____________________

(1)
See consolidated statements of comprehensive income and Note 15, Shareholder's Equity, for information on changes in fair value of the FG VIEs’ liabilities with recourse that are attributable to changes in the Company's own credit risk.

Effect of Consolidating VIEs
on Consolidated Statements of Cash Flows
Inflows (Outflows)

	Year Ended December 31,
	2019	2018
	(in millions)
Effect on cash flows from operating activities	$1	$9
Effect on cash flows from investing activities	115	83
Effect on cash flows from financing activities	(116)	(92)
Total effect on cash flows	$—	$—

For 2019, the fair value gains on FG VIEs were attributable to higher recoveries on second lien U.S. RMBS FG VIEs' assets. For 2018, the primary driver of the gain in fair value of FG VIEs’ assets and FG VIEs’ liabilities in 2018 was an increase in the value of the FG VIEs’ assets resulting from improvement in the underlying collateral.

Non-Consolidated VIEs

As described in Note 3, Outstanding Exposure, the Company monitors all policies in the insured portfolio. Of the approximately 16 thousand policies monitored as of December 31, 2019, approximately 15.7 thousand policies are not within the scope of FASB Accounting Standards Codification 810 because these financial guaranties relate to the debt obligations of governmental organizations or financing entities established by a governmental organization. The majority of the remaining policies involve transactions where the Company is not deemed to currently have control over the FG VIEs’ most significant activities. As of December 31, 2019 and December 31, 2018, the Company identified 60 and 77 policies, respectively, that contain provisions and experienced events that may trigger consolidation. Based on management’s assessment of these potential triggers or events, the Company consolidated 21 and 23 FG VIEs as of December 31, 2019 and December 31, 2018, respectively. The Company’s exposure provided through its financial guaranties with respect to debt obligations of FG VIEs is included within net par outstanding in Note 3, Outstanding Exposure.

The Company's investments in three funds managed by Assured Investment Management are also VIEs, however the Company is not the primary beneficiary and they are therefore not consolidated. See Note 8, Investments and Cash, for additional information.

10.    Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

Non-interest-bearing tax and loss bonds are purchased in the amount of the tax benefit that results from deducting statutory basis contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in deferred taxes.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

The Company elected to account for tax associated with Global Intangible Low-Taxed Income (GILTI) as a current-period expense when incurred.

Overview

The Company files its U.S. federal tax return as a part of the consolidated group for AGUS, an indirect parent holding company.  Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis.

For 2019 and 2018, AGM is taxed at the U.S. corporate income tax rate of 21% and its U.K subsidiaries are taxed at the corporate tax rate of 19% in U.K. Prior to the Combination discussed in Note 1, Business and Basis of Presentation, the Company's U.K. subsidiaries, AGE UK, AGUK and AGLN, were taxed at the corporate tax rate of 19% in the U.K. and CIFGE was taxed at 33.33% in France.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities) (1)

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Deferred tax assets (liabilities)	$(2)	$47
Current tax assets (liabilities)	5	(44)
____________________

(1)	Included in other assets or other liabilities on the consolidated balance sheets.

Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2019	2018
	(in millions)
Deferred tax assets:
Investment basis difference	$41	$37
Loss and LAE reserve	27	19
Foreign tax credit (FTC)	24	24
Unearned premium reserves, net	12	29
Cumulative translation adjustment	—	8
FG VIEs	2	7
Other	12	16
Total deferred income tax assets	118	140
Deferred tax liabilities:
Unrealized appreciation on investments	41	15
Deferred ceding commission	30	23
Market discount	10	14
Unrealized appreciation on committed capital securities	5	8
Other	10	9
Total deferred income tax liabilities	96	69
Less: Valuation allowance	24	24
Net deferred income tax assets (liabilities)	$(2)	$47

Valuation Allowance

The Company has $24 million of FTC due to the 2017 Tax Cuts and Jobs Act (Tax Act) for use against regular tax in future years. FTCs will begin to expire in 2020 and will fully expire by 2027. In analyzing the future realizability of FTCs, the Company notes limitations on future foreign source income due to overall foreign losses as negative evidence. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTC of $24 million will not be utilized, and therefore recorded a valuation allowance with respect to this tax attribute.

The Company came to the conclusion that it is more likely than not that the remaining deferred tax assets will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with the remaining net deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Provision for Income Taxes

The effective tax rates reflect the proportion of income recognized by AGM and each of its operating subsidiaries, with AGM taxed at the U.S. marginal corporate income tax rate of 21% in 2019 and 2018, U.K. subsidiaries taxed at the U.K. marginal corporate tax rate of 19%, and the French subsidiary taxed at 33.33%. Since 2018, due to the Tax Act, controlled foreign corporations (CFCs) apply the local marginal corporate tax rate. In addition, the Tax Act creates a new requirement that a portion of the GILTI earned by CFCs must be included currently in the gross income of the CFCs' U.S. shareholder. The Company’s overall effective tax rate fluctuates based on the distribution of income across jurisdictions.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2019	2018
	(in millions)
Expected tax provision (benefit)	$86	$63
Tax-exempt interest	(12)	(15)
Change in liability for uncertain tax positions	4	(13)
Foreign taxes	1	(6)
Taxes on reinsurance	(3)	4
Effects of provision to tax return filing adjustments	(6)	(1)
Other	(5)	(6)
Total provision (benefit) for income taxes	$65	$26
Effective tax rate	15.8%	8.5%

The expected tax provision (benefit) calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Where there is a pretax loss in one jurisdiction and pretax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

The following tables present pretax income and revenue by jurisdiction.

Pretax Income (Loss) by Tax Jurisdiction

	As of December 31,
	2019	2018
	(in millions)
U.S.	$385	$277
U.K. and other	25	26
Total	$410	$303

Revenue by Tax Jurisdiction

	As of December 31,
	2019	2018
	(in millions)
U.S.	$482	$413
U.K. and other	38	35
Total	$520	$448

Pretax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Uncertain Tax Positions

The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax positions.

	2019	2018
	(in millions)
Beginning of year	$10	$21
Effect of provision to tax return filing adjustments	5	1
Reductions to unrecognized tax benefits as a result of the applicable statute of limitations	(2)	(12)
Balance as of December 31,	$13	$10

The Company's policy is to recognize interest related to uncertain tax positions in income tax expense and has accrued $1 million for full years 2019 and 2018. As of both December 31, 2019 and December 31, 2018, the Company has accrued $1 million of interest.

The total amount of reserves for unrecognized tax positions, including accrued interest, as of December 31, 2019 and December 31, 2018 that would affect the effective tax rate, if recognized, was $14 million and $11 million, respectively.

Audits

As of December 31, 2019, AGUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2016 to present and is currently under audit for the 2016 tax year. It is expected that the audit will close in 2020 and, depending on the final outcome, reserves for uncertain tax positions may be released. In December 2016, the IRS issued a Revenue Agent Report for the 2009 - 2012 audit period, which did not identify any material adjustments that were not already accounted for in prior periods. The 2013 and 2014 tax years closed in 2018. The 2015 tax your closed in 2019. The Company's U.K. subsidiaries are not currently under examination and have open tax years of 2017 forward.

11.    Insurance Company Regulatory Requirements

The following table summarizes the equity and income amounts reported to the New York State Department of Financial Services (NYDFS) by AGM and its indirect subsidiary, MAC. The discussion that follows describes the basis of accounting and differences to GAAP.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income
	As of December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(in millions)
U.S. statutory companies:
AGM (1) (2)	$2,691	$2,533	$312	$172
MAC (2)	276	321	53	55
____________________

(1)	Policyholders' surplus of AGM includes its indirect ownership share of MAC. AGM owns approximately 61% of the outstanding stock of MAC Holdings, which owns 100% of the outstanding common stock of MAC.

(2)
As of December 31, 2019, policyholders' surplus is net of contingency reserves of $869 million and $192 million for AGM and MAC, respectively. As of December 31, 2018, policyholders' surplus is net of contingency reserves of $913 million and $200 million for AGM and MAC, respectively.

Basis of Regulatory Financial Reporting

United States

AGM's and MAC's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

AGM and MAC prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners and NYDFS. Prescribed statutory accounting practices are set forth in the National Association of Insurance Commissioners Accounting Practices and Procedures Manual. AGM and MAC have no permitted accounting practices on a statutory basis.

GAAP differs in certain significant respects from U.S. insurance companies' statutory accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the statutory accounting practices listed below:

•
Upfront premiums are earned upon expiration of risk rather than earned over the expected period of coverage. Premium earnings are accelerated when transactions are economically defeased, rather than legally defeased.

•	Acquisition costs are charged to expense as incurred rather than over the period that related premiums are earned.

•	A contingency reserve is computed based on statutory requirements, whereas no such reserve is required under GAAP.

•	Certain assets designated as “non-admitted assets” are charged directly to statutory surplus, rather than reflected as assets under GAAP.

•	Investments in subsidiaries are carried on the balance sheet on the equity basis, to the extent admissible, rather than consolidated with the parent.

•
Admitted deferred tax assets are subject to an adjusted surplus threshold and subject to a limitation calculated in accordance with Statutory Accounting Principles, or SAP. Under GAAP there is no non-admitted asset determination, rather a valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

•	Insured credit derivatives are accounted for as insurance contracts rather than as derivative contracts measured at fair value.

•	Bonds are generally carried at amortized cost rather than fair value.

•
Insured obligations of VIEs and refinancing vehicles' debt, where the Company is deemed the primary beneficiary, are accounted for as insurance contracts. Under GAAP, such VIEs and refinancing vehicles are consolidated and any transactions with the Company are eliminated.

•
Surplus notes are recognized as surplus and each payment of principal and interest is recorded only upon approval of the insurance regulator rather than as liabilities with periodic accrual of interest.

•	Acquisitions are accounted for as either statutory purchases or statutory mergers, rather than under the purchase method under GAAP.

•
Losses are discounted at tax equivalent yields, and recorded when the loss is deemed probable and without consideration of the deferred premium revenue. Under GAAP, expected losses are discounted at the risk free rate at the end of each reporting period and are recorded only to the extent they exceed deferred premium revenue.

•	The present value of installment premiums and commissions are not recorded on the balance sheet as they are under GAAP.

United Kingdom

AGE UK prepares its Solvency and Financial Condition Report and other required regulatory financial report based on Prudential Regulation Authority (PRA) and Solvency II Regulations (Solvency II). AGE UK adopted the full framework required by Solvency II on January 1, 2016, which is the date they became effective. As of December 31, 2019 and December 31, 2018, AGE UK's Own Funds were £684 million and £693 million, respectively.

Dividend Restrictions and Capital Requirements

United States

Under New York insurance law, AGM and MAC may only pay dividends out of "earned surplus," which is the portion of the company's surplus that represents the net earnings, gains or profits (after deduction of all losses) that have not been distributed to shareholders as dividends, transferred to stated capital or capital surplus, or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. AGM and MAC may each pay dividends without the prior approval of the New York Superintendent of Financial Services (New York Superintendent) that, together with all dividends declared or distributed by it during the preceding 12 months, do not exceed the lesser of 10% of its policyholders' surplus (as of its last annual or quarterly statement filed with the New York Superintendent) or 100% of its adjusted net investment income during that period.

The maximum amount available during 2020 for AGM to distribute to AGMH as dividends without regulatory approval is estimated to be approximately $218 million. Of such $218 million, $72 million is estimated to be available for distribution in the first quarter of 2020.

In March 2019, MAC received approval from the NYDFS to dividend to MAC Holdings, which is owned by AGM and AGC, $100 million in 2019, an amount that exceeded the dividend capacity that was available for distribution without regulatory approval. MAC distributed a $100 million dividend to MAC Holdings in the second quarter of 2019. The maximum amount available during 2020 for MAC to distribute to MAC Holdings as dividends, which is owned by AGM and AGC, without regulatory approval is estimated to be approximately $21 million, none of which is available for distribution in the first quarter of 2020.

United Kingdom

U.K. company law prohibits AGE UK from declaring a dividend to its shareholders unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the PRA's capital requirements may in practice act as a restriction on dividends.

Dividend Restrictions and Capital Requirements

Dividends and Return of Capital
By Insurance Company

	Year Ended December 31,
	2019	2018
	(in millions)
Dividends paid by AGM to AGMH	$220	$171
Dividends paid by MAC to MAC Holdings (1)	105	27
___________________

(1)	MAC Holdings distributed the entire amounts to AGM and AGC, in proportion to their ownership percentages.

12.    Related Party Transactions

Reinsurance and Support Agreements

AGM provides support to AGE UK through a quota share and excess of loss reinsurance agreement (the AGM Reinsurance Agreement) and a net worth maintenance agreement (the AGE UK Net Worth Agreement).

The versions of such agreements currently in force became effective on November 7, 2018 upon completion of the Combination. These new agreements clarified the application of the prior agreements to AGE UK upon the Combination. They also incorporated changes to certain terms of the prior agreements requested by the PRA during its review of the Combination, including a change to the amount of collateral that AGM is obligated to post to secure its reinsurance of AGE UK. Except for such changes, the new agreements do not materially alter the terms or coverage of the prior agreements.

The AGE UK Net Worth Agreement

Pursuant to the prior AGE UK Net Worth Agreement, AGM was obligated to cause AGE UK to maintain capital resources equal to 110% of the greatest of the amounts as may be required by the PRA as a condition for AGE UK to maintain its authorization to carry on a financial guarantee business in the U.K., provided that AGM's contributions (a) did not exceed 35% of AGM's policyholders' surplus on an accumulated basis as determined by the laws of the State of New York, and (b) were in compliance with Section 1505 of the New York Insurance Law. AGM’s obligation remains the same under the new AGE UK Net Worth Agreement, which simply clarifies that it applies to AGE UK’s expanded insurance and investment portfolios resulting from the Combination. AGM has never been required to make a contribution to AGE UK's capital under any version of the AGE UK Net Worth Agreement - either the current agreement or any prior net worth maintenance agreements. The new AGE UK Net Worth Agreement also permits AGE UK to terminate such agreement without also triggering an automatic termination of the AGM Reinsurance Agreement (as would have occurred under the prior AGE Net Worth Agreement).

The NYDFS approved each of the changes described above to the AGM Reinsurance Agreement and AGE UK Net Worth Maintenance Agreement.

AGC’s Support Agreements in Respect of AGUK

Prior to the Combination, the Company's affiliate, AGC, provided support to AGUK through a Further Amended and Restated quota share reinsurance agreement (the AGC Quota Share Agreement), a Further Amended and Restated excess of loss reinsurance agreement (the AGC XOL Agreement), and a Further Amended and Restated net worth maintenance agreement (the AGUK Net Worth Agreement). The latter two agreements were terminated effective upon the Combination because AGUK’s legacy policies became part of AGE UK’s portfolio upon the Combination and, therefore, are now covered by the excess of loss portion of the new AGM Reinsurance Agreement and the new AGE UK Net Worth Maintenance Agreement, as described above. The AGC Quota Share Agreement, pursuant to which AGC provided 90% quota share reinsurance of AGUK’s legacy policies, was also terminated upon the Combination, but it was replaced with a new quota share reinsurance agreement between AGE UK and AGC (the New AGC Reinsurance Agreement). This new agreement preserves AGC’s 90% quota share reinsurance of the legacy AGUK policies that are now part of AGE UK’s portfolio, but it has no application to new business written by AGE UK following the Combination. The new AGC Reinsurance Agreement also imposes a new collateral requirement on AGC that is the same as AGM’s collateral requirement under the new AGM Reinsurance Agreement, as described above, except that AGC continues also to post as collateral its share of an AGE UK-guaranteed (formerly, pre-Combination, AGUK-guaranteed) triple-X insurance bond that had been purchased by AGC for loss mitigation (as AGC had similarly done under the prior AGC Quota Share Agreement).

The Maryland Insurance Administration (MIA) approved the termination of the prior AGC XOL Agreement, AGUK Net Worth Agreement and the AGC Quota Share Agreement and the replacement of the latter with the New AGC Reinsurance Agreement.
Management, Service Contracts or Cost Sharing Arrangements
The Company and various of its affiliates are parties to the Second Amended and Restated Service Agreement, effective as January 1, 2017 (as amended, the Group Service Agreement).  The Company's affiliate, AG US Group Services Inc. (AG Services), a Delaware corporation, acts as the payroll company and employer for all U.S. personnel, and the central, dedicated service provider within the Assured Guaranty group.  Under the Group Service Agreement, AG Services' employees make available to its Bermuda, US and UK affiliates, as applicable, equipment, insurance, reinsurance and such other services, including actuarial, marketing, underwriting, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services.  In addition, under the Group Service Agreement the Company makes available to its affiliates the use of certain equipment and office space leased by the Company.  Expenses under the Group Service Agreement are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead.  The agreement provides for pre-funding by affiliates who are the largest consumers of group services and inter-company allocation of expenses.  The agreement also provides for quarterly settlements and an express right of offset with regard to amounts owing between parties under the Group Service Agreement and other agreements between such parties.

The following table summarizes the allocated expenses from affiliate companies under the expense sharing agreements.

Expenses Allocated From (To) Affiliated Companies

	Year Ended December 31,
	2019	2018
	(in millions)
Affiliated companies:
AG Services	$99	$94
Assured Guaranty (UK) Services Limited	9	5
Assured Guaranty Finance Overseas Ltd.	6	8
AGL	5	7
Other	(4)	—
Total	$115	$114

The following table summarizes the amounts due to affiliate companies under the expense sharing agreements.
Amounts Due To (From) Affiliated Companies

	As of December 31,
	2019	2018
	(in millions)
Affiliated companies:
AG Services	$50	$47
AGL	6	7
Assured Guaranty Finance Overseas Ltd.	6	3
Assured Guaranty (UK) Services Limited	4	4
AGC	2	3
Other	(1)	—
Total	$67	$64

Reinsurance Agreements

The Company cedes to and assumes from affiliated entities under certain reinsurance agreements. See below for relevant balance sheet and statement of operations items related to insurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2019		2018
	AGC	AG Re	AGC	AG Re
	(in millions)
Assets:
Ceded unearned premium reserve	$57	$549	$68	$613
Reinsurance recoverable on unpaid losses	63	99	55	90
Other assets (1)	—	3	—	3
Liabilities:
Unearned premium reserve	32	—	53	—
Ceded premium payable, net of ceding commission (2)	22	105	29	76
Ceded salvage and subrogation recoverable (2)	47	48	35	22
Ceded funds held (3)	12	23	15	26
Deferred ceding commissions (3)	7	140	10	155
Other information:
Exposure
Assumed par outstanding	3,270	—	8,353	—
Ceded par outstanding	3,472	48,283	3,922	50,327
____________________

(1)	Consists of reinsurance recoverable on paid losses, net credit derivative assets and profit commission receivable.

(2)	Included in reinsurance balances payable, net on the consolidated balance sheets.

(3)	Included in other liabilities on the consolidated balance sheets.

The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2019		2018
	AGC	AG Re	AGC	AG Re
	(in millions)
Revenues:
Net earned premiums	$17	$(63)	$15	$(68)
Foreign exchange gain (loss) on remeasurement	—	(2)	—	4
Other income (1)	—	10	—	—
Expenses:
Loss and LAE (recoveries)	(12)	(43)	(9)	(15)
Commissions incurred (earned) (2)	—	(16)	(1)	(16)
____________________

(1)	Consists of commutation gains, profit commission income and net change in fair value of credit derivatives.

(2)	Included in other expenses in the consolidated statements of operations.

Other Invested Assets

Surplus Note from AGC

On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This note carried a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31 of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders' surplus in excess of statutory minimum requirements after such payment and to prior written approval by the MIA. On April 11, 2016, the surplus note agreement was amended to reduce the simple interest rate to 3.5% per annum effective January 1, 2016. AGM recognized and received $11 million and $11 million of interest income in the years ended December 31, 2019 and 2018, respectively. AGC made no principal payments on the surplus note in 2019 or 2018.

Loans Receivable from Affiliate

Accounting Policy

The loans receivable from affiliate were recorded at their principal amounts. There was no discount or premium at the time of issuance of the loans.

Loans to Assured Guaranty US Holdings Inc.

On October 1, 2019 AGM and MAC made 10 year, 3.5% interest rate inter-company loans to AGUS totaling $162.5 million to fund the BlueMountain Acquisition and the related capital contributions. See Note 1, Business and Basis of Presentation, for additional information. The Company recognized $1 million of interest income in the year ended December 31, 2019. Interest will be payable by AGUS annually in arrears on each anniversary of the note, commencing on October 1, 2020. Interest will accrue daily and be computed on a basis of a 360 day year from October 1, 2019 until the date on which the principal amount is paid in full. AGUS will pay 20% of the original principal amount of each note on the sixth, seventh, eighth, and ninth anniversaries. The remaining 20% of the original principal amount and all accrued and unpaid interest will be paid on the maturity date. AGUS has the right to prepay the principal amount of the notes in whole or in part at any time, or from time to time, without payment of any premium or penalty.

13.    Commitments and Contingencies

Leases

AGM and AGE UK are party to various non-cancelable lease agreements. The largest lease relates to approximately 103,500 square feet of office space in New York City, which expires in 2032. Subject to certain conditions, the Company has an option to renew this lease for an additional five years at a fair market rent. The Company also has leases for additional office space in other locations which expire at various dates through 2029.

Accounting Policy

Effective January 1, 2019, the Company adopted Topic 842, which required the establishment of a right-of-use (ROU) asset and a lease liability on the balance sheet for operating leases. An ROU asset represents the Company's right to use an underlying asset for the lease term, and a lease liability represents the Company's obligation to make lease payments arising from the lease. All of the Company’s leases are classified as operating leases; however, the Company made an accounting policy election not to apply the recognition requirements of Topic 842 to short-term leases with an initial term of 12 months or less. At the inception of a lease the total payments under a lease agreement are discounted utilizing an incremental borrowing rate that represents the Company’s collateralized borrowing rate. The rate was determined based on the remaining lease term as of the date of adoption. The Company does not include its renewal options in calculating the lease liability.

The Company elected the package of practical expedients, which permits organizations not to reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification of expired or existing leases and (iii) initial direct costs for existing leases. The Company also elected the practical expedient to account for all lease components and their associated non-lease components (i.e., common area maintenance, real estate taxes, building insurance, etc.) as a single lease component and include all fixed payments in the measurement of ROU assets and lease liabilities.

Upon adoption, the Company recognized lease liabilities of approximately $93 million (recorded in other liabilities) and ROU assets of approximately $67 million (recorded in other assets), and derecognized existing deferred rent and lease incentive liabilities of approximately $26 million, resulting in no cumulative-effect adjustment to retained earnings.

Operating lease expense is recognized on a straight-line basis over the lease term. Actual costs incurred related to non-lease components for all the Company’s office leases are recorded as a variable lease expense in the period incurred.

As of December 31, 2019, the ROU assets were $63 million and the lease liabilities were $88 million.

Components of Lease Expense

As of December 31, 2019
(in millions)
Lease cost (1)	$4
Cash paid for amounts included in the measurement of lease liabilities	8
 ____________________
(1)    Variable and short-term lease costs are de minimis.

As of December 31, 2019, operating leases had a weighted average remaining lease term of 11.9 years and were discounted at a weighted average rate of 3.0%.

Future Minimum Rental Payments

As of December 31, 2019
Year	(in millions)
2020	$9
2021	8
2022	8
2023	9
2024	9
Thereafter	62
Total lease payments (1)	$105
Less: imputed interest	17
Total operating lease liabilities	$88
____________________

(1)
At December 31, 2018, future lease payments were $9 million, $9 million, $8 million, $9 million, and $9 million for 2019 through 2023, respectively, and $69 million in aggregate for all years thereafter.

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company and its affiliates are involved in litigation with third parties to recover losses paid in prior periods or to prevent or reduce losses in the future. For example, the Company is involved in a number of legal actions in the Federal District Court for Puerto Rico to enforce or defend its rights with respect to the obligations it insures of Puerto Rico and various of its related authorities and public corporations. See "Exposure to Puerto Rico" section of Note 3, Outstanding Exposure, for a description of such actions. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

AGM also receives subpoenas duces tecum and interrogatories from regulators from time to time.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

14.    Credit Facilities

Committed Capital Securities

AGM has entered into put agreements with four separate custodial trusts allowing AGM to issue an aggregate of $200 million of non-cumulative redeemable perpetual preferred securities to the trusts in exchange for cash. Each custodial trust was created for the primary purpose of issuing $50 million face amount of AGM CPS, investing the proceeds in high-quality assets and entering into put options with AGM. The Company does not consider itself to be the primary beneficiary of the trusts and the trusts are not consolidated in the Company's financial statements.

The trusts provide AGM access to new equity capital at its sole discretion through the exercise of the put options. Upon AGM's exercise of its put option, the relevant trust will liquidate its portfolio of eligible assets and use the proceeds to purchase the AGM preferred stock. AGM may use the proceeds from its sale of preferred stock to the trusts for any purpose, including the payment of claims. The put agreements have no scheduled termination date or maturity. However, each put agreement will terminate if (subject to certain grace periods) specified events occur. AGM continues to have the ability to exercise its put options and cause the related trusts to purchase its preferred stock.

Prior to 2007, the amounts paid on the AGM CPS were established through an auction process. All of those auctions failed in 2007, and the rates paid on the AGM CPS increased to their maximum. The annualized rate on the AGM CPS is one-month LIBOR plus 200 bps.

See Note 7, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a discussion of the fair value measurement of the CCS.

15.    Shareholder's Equity

Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2019

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Cumulative Translation Adjustment	Total AOCI
	(in millions)
Balance, December 31, 2018	$14	$2	$(28)	$(25)	$(37)
Other comprehensive income (loss) before reclassifications	181	(20)	(7)	—	154
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	38	(32)	—	—	6
Net investment income	—	2	—	—	2
Fair value gains (losses) on FG VIEs	—	—	(12)	—	(12)
Tax (provision) benefit	(7)	3	2	—	(2)
Total amount reclassified from AOCI, net of tax	31	(27)	(10)	—	(6)
Net current period other comprehensive income (loss)	150	7	3	—	160
Less: Other comprehensive income (loss) attributable to non-controlling interest	5	—	—	—	5
Balance, December 31, 2019	$159	$9	$(25)	$(25)	$118

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2018

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Net Unrealized Gains (Losses) on FG VIEs' Liabilities with Recourse due to ISCR	Cumulative Translation Adjustment	Total AOCI
	(in millions)
Balance, December 31, 2017	$135	$(1)	$—	$(16)	$118
Effect of adoption of ASU 2016-01	1	—	(28)	—	(27)
Other comprehensive income (loss) before reclassifications	(115)	(26)	(5)	(9)	(155)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	11	(34)	—	—	(23)
Net investment income	—	—	(6)	—	(6)
Tax (provision) benefit	—	5	1	—	6
Total amount reclassified from AOCI, net of tax	11	(29)	(5)	—	(23)
Net current period other comprehensive income (loss)	(126)	3	—	(9)	(132)
Less: Other comprehensive income (loss) attributable to non-controlling interest	(4)	—	—	—	(4)
Balance, December 31, 2018	$14	$2	$(28)	$(25)	$(37)
____________________

(1)
On January 1, 2018, the Company adopted ASU 2016-01, Financial Instruments - Overall (Subtopic 825-10) - Recognition and Measurement of Financial Assets and Financial Liabilities, resulting in a cumulative-effect reclassification of a $27 million loss, net of tax, from retained earnings to AOCI.

Share Repurchases

Accounting Policy

The Company records share repurchases as a reduction to common stock and additional paid-in capital. Once additional paid-in capital has been exhausted, share repurchases are recorded as a reduction to common stock and retained earnings.

The Company did not repurchase any shares in 2019 and 2018.

16.    Subsequent Events

Subsequent events have been considered and disclosed if material through March 19, 2020, the date on which these financial statements were issued.

A novel coronavirus emerged in Wuhan, China in late 2019 and began to spread beyond China in early 2020. The virus is highly infectious and causes a coronavirus disease, COVID-19, that can be fatal. COVID-19 has been declared a pandemic by the World Health Organization, and its emergence and reactions to it have had a profound effect on the global economy and financial markets. The Company is evaluating the impact of COVID-19 and related developments, including on the global economy and financial markets, on its business and operations.